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                                                                  EXECUTION COPY

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                            ASSET PURCHASE AGREEMENT

                                 relating to the

                             HONEYWELL TCAS BUSINESS

                                  by and among

                                 HONEYWELL INC.,

                         L-3 COMMUNICATIONS CORPORATION

                                      and,

                solely in respect of the guaranty in article xiv,

                          HONEYWELL INTERNATIONAL INC.

                          dated as of February 10, 2000


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                          TCAS Asset Purchase Agreement

                               TABLE OF CONTENTS


ARTICLE I                  DEFINITIONS.......................................1
         Section 1.1.      Acquisition Agreements............................1
         Section 1.2.      Affiliate.........................................1
         Section 1.3.      Assumed Liabilities...............................1
         Section 1.4.      Assumption Agreement..............................2
         Section 1.5.      Bill of Sale......................................2
         Section 1.6.      Break-Up Fee Letter Agreement.....................2
         Section 1.7.      Business..........................................2
         Section 1.8.      Business Intellectual Property Assets.............2
         Section 1.9.      Buyer's Plan......................................2
         Section 1.10.     Buyer's Savings Plans.............................2
         Section 1.11.     Cash Purchase Price...............................2
         Section 1.12.     Closing and Closing Date..........................2
         Section 1.13.     Closing Date Net Assets...........................2
         Section 1.14.     Closing Date Transferred Employees................2
         Section 1.15.     Closing Statement of Net Assets...................2
         Section 1.16.     Code..............................................2
         Section 1.17.     Confidential Attachment A.........................2
         Section 1.18.     Consent...........................................2
         Section 1.19.     Consent Decree....................................3
         Section 1.20.     Contracts.........................................3
         Section 1.21.     DOD...............................................3
         Section 1.22.     DOJ...............................................3
         Section 1.23.     Employee..........................................3
         Section 1.24.     Environmental Laws................................3
         Section 1.25.     Environmental Liabilities and Costs...............3
         Section 1.26.     Excluded Assets...................................3
         Section 1.27.     Excluded Liabilities..............................3
         Section 1.28.     Files and Records.................................3
         Section 1.29.     Final Closing Statement of Net Assets.............3
         Section 1.30.     Financial Statements..............................3
         Section 1.31.     GAAP..............................................3
         Section 1.32.     Government Approval...............................4
         Section 1.33.     Governmental Body.................................4
         Section 1.34.     Government Contract...............................4
         Section 1.35.     Hazardous Substance...............................4
         Section 1.36.     HI TCAS Products..................................4
         Section 1.37.     Hold Separate Order...............................4
         Section 1.38.     Initial Transfer Amount...........................4
         Section 1.39.     Including.........................................4
         Section 1.40.     Intellectual Property Agreement...................4
         Section 1.41.     Inventories.......................................4

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                          TCAS Asset Purchase Agreement

         Section 1.42.     Leased Employees..................................4
         Section 1.43.     Legal Requirement.................................4
         Section 1.44.     Liens.............................................5
         Section 1.45.     Losses............................................5
         Section 1.46.     Material Adverse Effect...........................5
         Section 1.47.     Non-U.S. Transferred Employees....................5
         Section 1.48.     Permitted Liens...................................5
         Section 1.49.     Person............................................5
         Section 1.50.     Post-Closing Retirees.............................5
         Section 1.51.     Post-Closing Transferred Employees................5
         Section 1.52.     Prepaid Expenses..................................5
         Section 1.53.     Proceeding........................................5
         Section 1.54.     Proprietary Information Agreement.................5
         Section 1.55.     Purchased Assets..................................5
         Section 1.56.     Purchased Tangible Personal Property..............6
         Section 1.57.     Release...........................................6
         Section 1.58.     Representative....................................6
         Section 1.59.     Resolution Period.................................6
         Section 1.60.     SEC...............................................6
         Section 1.61.     Seller Retiree Welfare Plans......................6
         Section 1.62.     Seller's Continuing TCAS Business.................6
         Section 1.63.     Seller's Knowledge................................6
         Section 1.64.     Services Agreement................................6
         Section 1.65.     Solectron.........................................6
         Section 1.66.     Statement of Net Assets...........................6
         Section 1.67.     Supplemental Agreement............................6
         Section 1.68.     Supply Agreement..................................6
         Section 1.69.     Support Employees.................................6
         Section 1.70.     Tangible Personal Property........................7
         Section 1.71.     Target Net Assets.................................7
         Section 1.72.     Tax or Taxes......................................7
         Section 1.73.     TCAS..............................................7
         Section 1.74.     Transfer Amount...................................7
         Section 1.75.     Transferred Employees.............................7
         Section 1.76.     True-Up Amount....................................7
         Section 1.77.     True-Up Date......................................7
         Section 1.78.     Warranty Claim....................................7
         Section 1.79.     WARN Act..........................................7

ARTICLE II                 PURCHASE AND SALE.................................7
         Section 2.1.      Closing...........................................7
         Section 2.2.      Purchase and Sale of Assets.......................7
         Section 2.3.      Excluded Assets...................................9
         Section 2.4.      Non-Assignable Assets.............................9
         Section 2.5.      Purchase Price; Payment..........................10
         Section 2.6.      Assumption of Liabilities........................10

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         Section 2.7.      Excluded Liabilities.............................11
         Section 2.8.      Allocation of Cash Purchase Price................12
         Section 2.8A.     Estimated Cash Purchase Price Adjustment.........13
         Section 2.9.      Cash Purchase Price Adjustment...................13

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF SELLER.........16
         Section 3.1.      Organization.....................................16
         Section 3.2.      Authorization; Enforceability....................16
         Section 3.3.      Financial Statements.............................17
         Section 3.4.      No Conflicts.....................................17
         Section 3.5.      Title............................................17
         Section 3.6.      Purchased Tangible Personal Property.............17
         Section 3.7.      Taxes............................................18
         Section 3.8.      Labor Matters....................................18
         Section 3.9.      Employee Benefit Plans...........................18
         Section 3.10.     Employee Benefit Plan Matters....................19
         Section 3.11.     Compliance With Legal Requirements...............20
         Section 3.12.     Environmental Matters............................20
         Section 3.13.     Legal Proceedings; Orders........................20
         Section 3.14.     Absence of Certain Changes and Events............21
         Section 3.15.     Intellectual Property Assets.....................21
         Section 3.16.     Contracts........................................21
         Section 3.17.     Insurance........................................22
         Section 3.18.     Brokerage........................................22
         Section 3.19.     Undisclosed Liabilities..........................22
         Section 3.20.     Real Estate......................................22
         Section 3.21.     Year 2000........................................22
         Section 3.22.     Government Contracts.............................23
         Section 3.23.     Government Furnished Equipment...................24
         Section 3.24.     Affiliate Transactions...........................24
         Section 3.25.     Entire Business..................................24
         Section 3.26.     No Additional Representations....................25

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF BUYER..........25
         Section 4.1.      Organization.....................................25
         Section 4.2       Authorization....................................25
         Section 4.3.      No Conflicts.....................................25
         Section 4.4.      Brokerage........................................26
         Section 4.5.      Sufficient Funds.................................26

ARTICLE V                  COVENANTS OF SELLER..............................26
         Section 5.1.      Access and Investigation.........................26
         Section 5.2.      Conduct of Business..............................26
         Section 5.3.      Required Approvals...............................29
         Section 5.4.      No Negotiation...................................29
         Section 5.5.      Additional Information...........................29

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         Section 5.6.      Workers' Compensation............................29
         Section 5.7.      SEC Financial Reporting..........................29
         Section 5.8.      No Inconsistent Action...........................30
         Section 5.9.      Notices of Certain Events........................30
         Section 5.10.     Reasonable Efforts...............................30
         Section 5.11.     Break-Up Fee.....................................31

ARTICLE VI                 COVENANTS OF BUYER...............................31
         Section 6.1.      Required Approvals...............................31
         Section 6.2.      Non Solicitation; Non-Interference...............31
         Section 6.3.      Board Approval...................................31
         Section 6.4.      Reasonable Efforts...............................31

ARTICLE VII                CONDITIONS TO BUYER'S OBLIGATIONS................31
         Section 7.1.      Accuracy of Representations and Warranties.......32
         Section 7.2.      Seller's Performance.............................32
         Section 7.3.      Officer's Certificate............................32
         Section 7.4.      Governmental Approvals...........................32
         Section 7.5.      No Injunctions, Etc..............................32
         Section 7.6.      Consents.........................................32
         Section 7.7.      Conveyances......................................32
         Section 7.8.      Board Approval...................................33
         Section 7.9.      Other Agreements.................................33
         Section 7.10.     Non-Exercise of First Refusal Rights.............33

ARTICLE VIII               CONDITIONS TO SELLER'S OBLIGATIONS...............33
         Section 8.1.      Accuracy of Representations and Warranties.......33
         Section 8.2.      Buyer's Performance..............................33
         Section 8.3.      Officer's Certificate............................33
         Section 8.4.      Governmental Approvals...........................33
         Section 8.5.      No Injunctions, Etc..............................34
         Section 8.6.      Purchase Price...................................34
         Section 8.7.      Other Agreements.................................34

ARTICLE IX                 POST-CLOSING COVENANTS...........................34
         Section 9.1.      Further Assurances...............................34
         Section 9.2.      Retention of Records.............................34
         Section 9.3.      Names............................................35
         Section 9.4.      Supply Contracts.................................35
         Section 9.5.      Research and Experimental Expenses...............36
         Section 9.6.      Novation of Government Contracts.................36
         Section 9.7.      Cooperation in Litigation........................36
         Section 9.8.      Mail; Payments...................................37
         Section 9.9.      Insurance........................................37
         Section 9.10.     Non-Solicitation.................................37
         Section 9.11.     Additional Post-Closing Covenants................37

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                          TCAS Asset Purchase Agreement

         Section 9.12.     Buyer's References to the Business...............39
         Section 9.13.     Use of Seller Aircraft...........................39
         Section 9.14.     New Contracts....................................39
         Section 9.15.     Certain Other Matters............................40
         Section 9.16.     Relocation of the Business.......................40
         Section 9.17.     Post-Closing Warranty Expense....................40
         Section 9.18.     Manufacture and Supply of HI TCAS Products.......41

ARTICLE X                  PENSION, EMPLOYEE AND UNION MATTERS..............41
         Section 10.1.     Scope of Article.................................41
         Section 10.2.     Employment.......................................41
         Section 10.3.     Pension Plans....................................43
         Section 10.4.     Savings Plans....................................45
         Section 10.5.     Retiree Health and Life Insurance Benefits.......46
         Section 10.6.     Employee Welfare Plans...........................46
         Section 10.7.     Severance and WARN Act Liability.................47
         Section 10.8.     Health Care Continuation Coverage................47
         Section 10.9.     Post-Closing Retirees............................47
         Section 10.10.    Support Employees................................48

ARTICLE XI                 TERMINATION AND ABANDONMENT......................48
         Section 11.1.     Termination......................................48
         Section 11.2.     Effect of Termination............................49

ARTICLE XII                INDEMNIFICATION..................................49
         Section 12.1.     Indemnity by Seller..............................49
         Section 12.2.     Indemnity by Buyer...............................49
         Section 12.3.     Tax Indemnification..............................50
         Section 12.4.     Indemnification Procedure........................50
         Section 12.5.     Limitations......................................51
         Section 12.6.     Indemnification Sole Remedy......................51

ARTICLE XIII               MISCELLANEOUS....................................52
         Section 13.1.     Expenses.........................................52
         Section 13.2.     Public Announcements.............................52
         Section 13.3.     Confidentiality..................................52
         Section 13.4.     Notices..........................................52
         Section 13.5.     Survival.........................................53
         Section 13.6.     Entire Agreement.................................53
         Section 13.7.     Waiver and Amendment.............................54
         Section 13.8.     No Third Party Beneficiary.......................54
         Section 13.9.     Severability.....................................54
         Section 13.10.    Headings and Interpretation......................54
         Section 13.11.    Governing Law and Jurisdiction...................54
         Section 13.12.    Assignment.......................................55
         Section 13.13.    Taxes............................................55

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         Section 13.14.    Bulk Transfer Laws...............................55
         Section 13.15.    Attorneys' Fees..................................55
         Section 13.16.    Waiver of Trial by Jury..........................55
         Section 13.17.    Counterparts.....................................56
         Section 13.18.    Consent Decree...................................56

ARTICLE XIV                GUARANTY ........................................57
         Section 14.1.     Guaranty.........................................57
         Section 14.2.     No Modification..................................57
         Section 14.3.     Absolute Guaranty................................57
         Section 14.4.     No Effect of Assignment..........................57

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                          TCAS Asset Purchase Agreement

                                    Exhibits

Exhibit A      Consent Decree (excluding Confidential Attachment A)
Exhibit B      Intellectual Property Assignment and License Agreement
Exhibit C      Transitional Services Agreement
Exhibit D      Proprietary Information Exchange Agreement
Exhibit E      Supply Agreement
Exhibit F      Break-Up Fee Letter Agreement
Exhibit G      Supplemental Agreement

                                    Schedules

1.63           Seller's Knowledge
2.2(c)         Purchased Tangible Personal Property
2.2(g)         Records Retained by Seller
2.3            Excluded Assets
3.3            Financial Statements
3.4            No Conflicts
3.6            Condition of Assets
3.8            Labor Matters
3.9            Employee Benefit Plans
3.10           Employee Benefit Plan Matters
3.11           Compliance with Legal Requirements
3.12           Environmental Matters
3.13           Legal Proceedings; Orders
3.14           Absence of Certain Changes and Events
3.16           Contracts
3.17           Insurance
3.20           Real Estate
3.22           Government Contracts
3.23           Government Furnished Equipment
3.24           Affiliate Transactions
3.25           Declined Assets and Services
7.6            Consents
9.11(a)        Announcement List
9.13           Use of Seller Aircraft
10.2(a)        Employees
10.2(b)(1)     Employees Employed Outside the U.S.
10.2(b)(4)     Retention Agreements
10.2(d)        Leased Employees
10.3(b)        Pension Plans
10.5           Retiree Health and Life Insurance Benefits



                                       vii

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                                                                  EXECUTION COPY

                            ASSET PURCHASE AGREEMENT

     THIS ASSET PURCHASE AGREEMENT (this "Agreement"), dated as of the 10th day of February, 2000, by and between, Honeywell Inc. ("Seller"), a Delaware corporation, and L-3 Communications Corporation ("Buyer"), a Delaware corporation, and, solely for purposes of Article XIV, Honeywell International Inc. ("Parent"), a Delaware corporation.

                              W I T N E S S E T H:

     WHEREAS, Buyer wishes to purchase or acquire from Seller, and Seller wishes to sell to Buyer, all of the Purchased Assets (as defined herein) (but not the Excluded Assets as defined herein), and Buyer has agreed to assume the Assumed Liabilities of the Business (but not the Excluded Liabilities as defined herein), all for the purchase price and upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, contemporaneously with the execution and delivery of this Agreement, Seller and Buyer are entering into the Intellectual Property Agreement (as defined herein);

     NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties made herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

     The following terms, when used in this Agreement, shall have the meanings indicated below. Other terms are defined throughout this Agreement.

     SECTION 1.1. Acquisition Agreements shall mean this Agreement, the Intellectual Property Agreement, the Services Agreement, the Supply Agreement, the Proprietary Information Exchange Agreement, the Assumption Agreement, the Bill of Sale, the Break-Up Fee Letter Agreement, the Supplemental Agreement and any other agreements or instruments which are executed in connection with this Agreement in order to effectuate the transfer of any of the Purchased Assets or the assumption of any of the Assumed Liabilities (collectively, the "Acquisition Agreements").

     SECTION 1.2. Affiliate shall mean, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, has control of, is controlled by, or is under common control with such Person. For these purposes, "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management of any Person, whether through the ownership of voting securities, by contract or otherwise.

     SECTION 1.3. Assumed Liabilities shall have the meaning ascribed to such term in Section 2.6 hereof.
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                          TCAS Asset Purchase Agreement

     SECTION 1.4. Assumption Agreement shall mean the Assumption Agreement to be entered into between Buyer and Seller at the Closing with respect to the assumption of the Assumed Liabilities, in form and substance reasonably satisfactory to Buyer and Seller.

     SECTION 1.5. Bill of Sale shall mean the Bill of Sale to be given by Seller to Buyer at the Closing with respect to the sale of the Purchased Assets, in form and substance reasonably satisfactory to Buyer and Seller.

     SECTION 1.6. Break-Up Fee Letter Agreement shall mean the letter agreement between Buyer and Seller dated February 1, 2000 a copy of which is attached hereto as Exhibit F.

     SECTION 1.7. Business shall mean the TCAS business of Seller as generally described in and currently held separate under the Consent Decree.

     SECTION 1.8. Business Intellectual Property Assets shall have the meaning ascribed to such term in the Intellectual Property Agreement.

     SECTION 1.9. Buyer's Plan shall have the meaning ascribed to such term in
Section 10.3 hereof.

     SECTION 1.10. Buyer's Savings Plans shall have the meaning ascribed to such term in Section 10.4 hereof.

     SECTION 1.11. Cash Purchase Price shall have the meaning ascribed to such term in Section 2.5 hereof.

     SECTION 1.12. Closing and Closing Date shall have the meanings ascribed to such terms in Section 2.1 hereof.

     SECTION 1.13. Closing Date Net Assets shall have the meaning ascribed to such term in Section 2.9(a) hereof.

     SECTION 1.14. Closing Date Transferred Employees shall have the meaning ascribed to such term in Section 10.2(a) hereof.

     SECTION 1.15. Closing Statement of Net Assets shall have the meaning ascribed to such term in Section 2.9(b) hereof.

     SECTION 1.16. Code shall mean the Internal Revenue Code of 1986, as amended.

     SECTION 1.17. Confidential Attachment A shall mean Confidential Attachment A to the Consent Decree.

     SECTION 1.18. Consent shall mean any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, or novation agreement with, any Person, including any Governmental Body.

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                          TCAS Asset Purchase Agreement

     SECTION 1.19. Consent Decree shall mean the proposed Final Judgment in United States of America v. AlliedSignal Inc. and Honeywell Inc. a copy of which is attached hereto as Exhibit A.

     SECTION 1.20. Contracts shall mean all leases, agreements, contracts, purchase orders and other legally binding commitments, whether written or oral, relating to the Business that are in effect on the Closing Date. The term "Contracts" shall not include employee benefit plans.

     SECTION 1.21. DOD shall mean the United States Department of Defense.

     SECTION 1.22. DOJ shall mean the United States Department of Justice.

     SECTION 1.23. Employee shall have the meaning ascribed to such term in
Section 10.2(a).

     SECTION 1.24. Environmental Laws shall mean any and all Legal Requirements relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding, abatement, existence, Release, threatened Release, arranging for the disposal or transportation of any Hazardous Substances.

     SECTION 1.25. Environmental Liabilities and Costs shall mean any and all losses, expenses or damages: (a) relating to, or resulting from, the alleged presence of Hazardous Substances in the environment in quantities or concentrations exceeding those allowed pursuant to any Environmental Law, including claims for diminution of property value, personal injury or property damages; (b) imposed by, under or pursuant to Environmental Laws, based on, arising out of or otherwise in respect of (i) any real property owned, leased or operated by Seller in connection with the Business, or (ii) the environmental conditions existing on the Closing Date on, under or above any real property owned, leased or operated by Seller in connection with the Business.

     SECTION 1.26. Excluded Assets shall have the meaning ascribed to such term in Section 2.3 hereof.

     SECTION 1.27. Excluded Liabilities shall have the meaning ascribed to such term in Section 2.7 hereof.

     SECTION 1.28. Files and Records shall have the meaning ascribed to such term in Section 2.2(g) hereof.

     SECTION 1.29. Final Closing Statement of Net Assets shall have the meaning ascribed to such term in Section 2.9(d) hereof.

     SECTION 1.30. Financial Statements shall have the meaning ascribed to such term in Section 3.3 hereof.

     SECTION 1.31. GAAP shall mean generally accepted U.S. accounting principles, applied in the case of the TCAS Business on a basis consistent with the basis on which the Statement of Net Assets and the other Financial Statements were prepared.

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                          TCAS Asset Purchase Agreement

     SECTION 1.32. Government Approval shall mean any Consent of, with or to any Governmental Body.

     SECTION 1.33. Governmental Body shall mean any federal, state, local, foreign or other governmental or administrative authority, board, commission, body, instrumentality, department or agency or any court, tribunal, administrative hearing, arbitration panel, commission or similar dispute resolving panel or body, or any self-regulatory organization.

     SECTION 1.34. Government Contract shall mean any contract relating to the Business between Seller and (i) the U.S. Government or any non-U.S. government,
(ii) any prime contractor of the U.S. Government or any non-U.S. government, or
(iii) any subcontractor at any tier with respect to any contract described in clauses (i) and (ii) above.

     SECTION 1.35. Hazardous Substance shall mean any substance that: (i) requires investigation, removal or redemption under any Environmental Law, or is defined, listed or identified as a "hazardous waste", "hazardous material", "toxic substance", "contaminant", "pollutant", "oil" or "hazardous substance" thereunder; or (ii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is regulated as such under any Environmental Law.

     SECTION 1.36. HI TCAS Products shall mean the products of the Business as they may exist from time to time.

     SECTION 1.37. Hold Separate Order shall mean the Hold Separate Stipulation and Order referred to in Section VIII of the Consent Decree.

     SECTION 1.38. Initial Transfer Amount shall have the meaning ascribed to such term in Section 10.3 (c) hereof.

     SECTION 1.39. Including and words of similar import when used in this Agreement shall mean "including, without limitation", unless otherwise specified.

     SECTION 1.40. Intellectual Property Agreement shall mean the Intellectual Property Assignment and License Agreement to be entered into between Parent and Buyer at the Closing, substantially in the form of Exhibit B attached hereto.

     SECTION 1.41. Inventories shall have the meaning ascribed to such term in
Section 2.2(d) hereof.

     SECTION 1.42. Leased Employees shall have the meaning ascribed to such term in Section 10.2(d) hereof.

     SECTION 1.43. Legal Requirement shall mean (i) any federal, state, local, foreign or other administrative order, constitution, law (including common law), ordinance, regulation or statute, (ii) Governmental Approvals, and (iii) orders, decisions, injunctions, judgments, awards and decrees of or agreements, specifically naming or applicable to the relevant Person, with any Governmental Body.

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                          TCAS Asset Purchase Agreement

     SECTION 1.44. Liens shall mean any and all mortgages, pledges, liens, security interests, options, claims, easements, defects and other restrictions, limitations and encumbrances.

     SECTION 1.45. Losses shall have the meaning ascribed to such term in
Section 12.1 hereof.

     SECTION 1.46. Material Adverse Effect shall mean a material adverse effect on (i) the operations, condition, results of operations, properties, assets, liabilities, or business of Seller in relation to the Business, taken as a whole, or (ii) the ability of Seller or any of its Affiliates to perform its obligations under any of the Acquisition Agreements to which it is a party.

     SECTION 1.47. Non-U.S. Transferred Employees shall have the meaning ascribed to such term in Section 10.2(e) hereof.

     SECTION 1.48. Permitted Liens shall mean (i) liens for taxes not yet due and payable or being contested in good faith for which adequate reserves are being maintained in accordance with GAAP, and (ii) encumbrances that do not have, and are not reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the value of the Purchased Assets subject thereto or the ability of Seller or Buyer to conduct the Business as it is now being conducted.

     SECTION 1.49. Person shall mean any individual, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     SECTION 1.50. Post-Closing Retirees shall have the meaning ascribed to such term in Section 10.9 hereof.

     SECTION 1.51. Post-Closing Transferred Employees shall have the meaning ascribed to such term in Section 10.2(a) hereof.

     SECTION 1.52. Prepaid Expenses shall have the meaning ascribed to such term in Section 2.2(a) hereof.

     SECTION 1.53. Proceeding shall mean any action, writ, injunction, decree, order, judgment, claim, proceeding, directive, arbitration, investigation, litigation, or suit (including any civil, criminal, administrative, investigative, or appellate proceeding) commenced, brought, conducted, or heard by or before any Governmental Body.

     SECTION 1.54. Proprietary Information Agreement shall mean the Proprietary Information Exchange Agreement to be entered into between Seller and Buyer at the Closing, substantially in the form of Exhibit D attached hereto.

     SECTION 1.55. Purchased Assets shall have the meaning ascribed to such term in Section 2.2 hereof.

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                          TCAS Asset Purchase Agreement

     SECTION 1.56. Purchased Tangible Personal Property shall have the meaning ascribed to such term in Section 2.2(c) hereof.

     SECTION 1.57. Release shall mean any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

     SECTION 1.58. Representative shall mean with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     SECTION 1.59. Resolution Period shall have the meaning ascribed to such term in Section 2.9(c) hereof.

     SECTION 1.60. SEC shall have the meaning ascribed to such term in Section
5.7

     SECTION 1.61. Seller Retiree Welfare Plans shall have the meaning ascribed to such term in Section 10.9 hereof.

     SECTION 1.62. Seller's Continuing TCAS Business shall mean the TCAS business owned and operated by Parent.

     SECTION 1.63. Seller's Knowledge, and words or phrases of similar import, shall mean the knowledge after due inquiry of any executive officer of Seller or Parent or any other individual named on Schedule 1.63 hereto.

     SECTION 1.64. Services Agreement shall mean the Transition Services Agreement to be entered into between Seller and Buyer at the Closing, substantially in the form of Exhibit C attached hereto.

     SECTION 1.65. Solectron shall have the meaning set forth in Section 2.7(f).

     SECTION 1.66. Statement of Net Assets shall have the meaning ascribed to such term in Section 3.3 hereof.

     SECTION 1.67. Supplemental Agreement shall mean the Supplemental Agreement to be entered into between Seller and Buyer at the Closing, substantially in form of Exhibit G attached hereto.

     SECTION 1.68. Supply Agreement shall mean the Supply Agreement to be entered into between Seller and Buyer at the Closing, substantially in the form of Exhibit E attached hereto.

     SECTION 1.69. Support Employees shall have the meaning ascribed to such term in Section 10.10 hereof.

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     SECTION 1.70. Tangible Personal Property shall mean machinery, equipment, tools, dies and molds and other tangible personal property (including tooling, test equipment, work stations and data processing equipment).

     SECTION 1.71. Target Net Assets shall have the meaning ascribed to such term in Section 2.9(a) hereof.

     SECTION 1.72. Tax or Taxes shall mean all income, gross receipts, sales, use, stock transfer, excise, bulk transfer, use, employment, franchise, profits, property, value added or other taxes, fees, stamp taxes and duties, assessments, levies or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (federal, state, local, provincial or foreign) with respect thereto.

     SECTION 1.73. TCAS shall mean "traffic alert and collision avoidance systems".

     SECTION 1.74. Transfer Amount shall have the meaning ascribed to such term in Section 10.3(b) hereof.

     SECTION 1.75. Transferred Employees shall have the meaning ascribed to such term in Section 10.2(a).

     SECTION 1.76. True-Up Amount shall have the meaning ascribed to such term in Section 10.3(c).

     SECTION 1.77. True-Up Date shall have the meaning ascribed to such term in
Section 10.3(c).

     SECTION 1.78. Warranty Claim shall have the meaning ascribed to such term in Section 9.17 hereof.

     SECTION 1.79. WARN Act shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

                                   ARTICLE II
                                PURCHASE AND SALE

     SECTION 2.1. Closing. Subject to the conditions set forth herein, the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. (New York City time), on the date which is five business days after the fulfillment of the conditions set forth in Sections 7.4 and 8.4 hereof or at such other time, date, or place, as Buyer and Seller may agree, at the offices of Whitman Breed Abbott & Morgan LLP, 200 Park Avenue, New York, New York. The parties shall endeavor to hold the Closing on or before February 29, 2000. The date on which the Closing shall take place is referred to as the "Closing Date." The Closing shall be deemed to be effective as of 11:59 p.m. (New York City time) on the Closing Date.

     SECTION 2.2. Purchase and Sale of Assets. Subject to and upon the terms and conditions set forth in this Agreement and the other Acquisition Agreements, at the Closing,


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Seller will sell, set over, convey, transfer, assign and deliver to Buyer, and
Buyer will purchase from Seller, all of Seller's right, title and interest in and to any of and all of their respective properties, assets and rights of every nature, kind and description, tangible and intangible (including goodwill), whether real, personal or mixed, whether accrued, contingent or otherwise and whether now existing or hereinafter acquired (other than the Excluded Assets) used exclusively or primarily in relation to the Business, as the same may exist on the Closing Date (collectively, the "Purchased Assets"), including, without limitation, the following Purchased Assets:

     (a) All of the deposits of Seller, prepaid assets, prepaid expenses, credits and deferred charges existing on the accounting records of Seller as of the Closing Date, except to the extent relating to items specified in Section
2.3 hereof (the "Prepaid Expenses");

     (b) [Deliberately omitted]

     (c) All Tangible Personal Property listed on Schedule 2.2(c) hereto (other than items disposed of prior to the Closing in accordance with Section 5.2 hereof) (collectively, the "Purchased Tangible Personal Property");

     (d) All inventories of raw materials, goods, spare parts, replacement and component parts, and office and other supplies (whether on hand, in-transit or on order) (collectively, the "Inventories");

     (e) All rights of the Business under all Contracts except (i) those set forth on Schedule 3.16 as Contracts retained by Seller and (ii) set forth on Exhibit A to the Supply Agreement;

     (f) All Business Intellectual Property Assets, except to the extent set forth in the Intellectual Property Agreement as being retained by Seller), subject to the terms of the Intellectual Property Agreement;

     (g) All papers, books and records in Seller's care, custody or control to the extent relating to any or all of the Purchased Assets or to the operations of the Business, whether in hard copy, magnetic tape or other format or media, including, without limitation, customer and prospective customer files, vendor and prospective vendor files, maintenance records, warranty and customer support obligation records, sales and advertising material, documentation, specifications, technical manuals, outstanding proposals, accounting and financial records, price lists, personnel records for Transferred Employees to the extent permitted by law, manufacturing and quality control, records and procedures, research and development files, tax records and litigation files, except for Business Intellectual Property Assets (which are covered by clause
(f) above) and except to the extent indicated on Schedule 2.2(g) hereto as being retained by Seller (collectively, "Files and Records");

     (h) All of Seller's transferable rights in connection with the Business to Federal Aviation Administration certifications (including, without limitation, all Federal Aviation Administration Facility certifications, Federal Aviation Administration Supplemental Type certificates and Federal Aviation Administration Parts Manufacturer Authority certificates) and


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any similar certificates, licenses, permits, authorizations and approvals issued by any foreign Governmental Body;

     (i) All other transferable Governmental Approvals, including all applications therefor;

     (j) All rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Seller with respect to the Purchased Assets, the Business or the Assumed Liabilities;

     (k) All transferable rights of Seller pursuant to any express or implied warranties, representations or guarantees relating to Purchased Tangible Personal Property or made by suppliers furnishing goods or services to Seller; and

     (l) All assets reflected on the Final Closing Statement of Net Assets.

     SECTION 2.3. Excluded Assets. There shall be excluded from the Purchased Assets the following (collectively, the "Excluded Assets"):

     (a) All cash (including without limitation cash overdrafts) and cash equivalents held by Seller;

     (b) All accounts receivable due to Seller in respect of the Business;

     (c) Except as otherwise provided herein, all trademarks, trade names, assumed names, service marks, brands and logos of Seller and its Affiliates (other than all trademarks, tradenames, assumed names, service marks, brands and logos included in the Business Intellectual Property Assets), together with all good will associated therewith, and any applications and registrations therefor;

     (d) All real property located at (i) the Glendale, Arizona facility, (ii) the Phoenix, Arizona facility, (iii) the Ohio Service Center, (iv) the Basingstoke, UK and Wales support centers, (v) the AOSA Gauting, Germany repair station or (vi) the Auckland, New Zealand

     (e) All the Files and Records listed as being retained by Seller in
Schedule 2.2(g) hereto;

     (f) All those other excluded assets set forth on Schedule 2.3 hereto;

     (g) All deferred income tax assets as of the Closing Date; and

     (h) All Contracts of Seller identified on Schedule 3.16 hereto as being retained by Seller.

     SECTION 2.4. Non-Assignable Assets. Notwithstanding anything herein to the contrary contained in this Agreement, to the extent the sale, assignment, transfer, conveyance or delivery to Buyer of any Purchased Asset is prohibited by any Legal Requirement or would require any Consents which shall not have been obtained prior to the Closing (after Seller's


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reasonable best efforts to obtain them), this Agreement shall not constitute a sale, assignment, transfer, conveyance or delivery thereof. Following the Closing, the parties shall use reasonable best efforts and cooperate with each other to obtain promptly such Consents; provided, however, that Buyer shall not be required to pay any consideration therefor, other than filing, recordation or similar fees payable to any Governmental Body. Pending such Consents, the parties shall cooperate with each other in any commercially reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Purchased Assets in question and, provided Buyer receives such benefit of use thereof, Buyer shall pay or satisfy the Assumed Liabilities, if any, corresponding thereto. Once such Consents are obtained, Seller shall promptly assign, transfer, convey and deliver such Purchased Asset to Buyer for no additional consideration. To the extent that any such Purchased Asset cannot be transferred or the full benefits of use of any such Purchased Asset cannot be provided to Buyer following the Closing, then Buyer and Seller shall enter into such arrangements for no additional consideration from Buyer (including subleasing or subcontracting to the extent permitted) to provide Buyer the economic (taking into account tax costs and benefits) and operational equivalent of obtaining such Consents.

     SECTION 2.5. Purchase Price; Payment.

     (a) In consideration for the purchase of the Purchased Assets, Buyer will pay to Seller the Cash Purchase Price as set forth in Section 2.5(b) hereof, which shall be subject to adjustment as set forth in Sections 2.8A and 2.9 hereof, and Buyer will assume at the Closing the Assumed Liabilities specified in Section 2.6 hereof.

     (b) Buyer will deliver to Seller at the Closing, the sum of US$255,000,000 (such amount to be provisionally adjusted on the Closing Date pursuant to Section 2.8A and subsequently adjusted pursuant to Section 2.9 hereof) (subject to such adjustments, the "Cash Purchase Price") by wire transfer to an account specified by Seller at least 3 days prior to the Closing.

     SECTION 2.6. Assumption of Liabilities. Subject to the terms and conditions set forth herein, at and as of the Closing, Buyer will assume, and agree to pay, perform and discharge all operating liabilities of the Business incurred in the ordinary course of business consistent with past practice and (except as provided below) of the nature of those liabilities set forth on the Statement of Net Assets (except to the extent any of the same are enumerated as Excluded Liabilities in Section 2.7) (collectively, the "Assumed Liabilities"), including, without limitation, (i) all liabilities reflected on the Final Closing Statement of Net Assets, (ii) except as provided in Sections 2.7(b) and 2.7(c), all of the monetary and non-monetary obligations of Seller under the Contracts (other than those identified on Schedule 3.16 as being retained by Seller) to be performed, or arising out of acts or omissions after the Closing Date (including obligations arising from performance of warranty repairs as contemplated by Section 9.17 below), (iii) all monetary and non-monetary obligations arising out of or related to claims of product liability (regardless of whether such claims are stated to be in contract, tort, strict liability or any other legal theory) in respect of products of the Business that are designed, developed, manufactured and sold after the Closing Date and (iv) all liabilities assumed by Buyer in respect of Transferred Employees pursuant to
Article X hereof. Buyer will not assume or agree to pay, perform or discharge any debt, claim, commitment, liability or obligation of Seller other than the Assumed Liabilities.

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     SECTION 2.7. Excluded Liabilities. Other than the Assumed Liabilities,
Buyer shall not assume or be responsible for any other debts, claims, commitments, liabilities or obligations of Seller, any of its Affiliates or the Business (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing and notwithstanding anything herein that may be to the contrary, Excluded Liabilities include any and all debts, claims, commitments, liabilities or obligations of Seller, its Affiliates or the Business relating to or arising out of any of the following (which shall not constitute Assumed Liabilities):

     (a) obligations and liabilities for all Taxes relating to the Business for all periods to and including the Closing Date;

     (b) debts, claims, commitments, obligations and liabilities arising out of or related to the ownership or operation of the Purchased Assets or the Business on or prior to the Closing Date (including, but not limited to, the items referred to in Schedule 3.13);

     (c) all monetary and non-monetary obligations arising out of or related to claims of product liability (regardless of whether such claims are stated to be in contract, tort, strict liability or any other legal theory) in respect of products of the Business that are designed, developed, manufactured or sold on or prior to the Closing Date, provided that monetary obligations that are caused by improper or negligent modifications or repairs performed by Buyer after the Closing Date shall not constitute Excluded Liabilities;

     (d) all liability for sales credits relating to or arising out of the bundling of sales of avionics products, including TCAS products, that have occurred, are in backlog or are subject to an outstanding bid as of the Closing Date;

     (e) all obligations to third Persons for royalty payments relating to TCAS products sold that are due on or prior to the Closing Date except to the extent such royalty payments are reserved for in the Final Closing Statement of Net Assets;

     (f) any liabilities, costs and expenses arising out of the existence, or the termination by Seller of, any agreement, contract or legally-binding commitment with Solectron Corporation ("Solectron") that provides for Solectron to perform circuit card assembly or other services for the Business or any other business unit of Seller;

     (g) obligations and liabilities related to former Employees of the Business and Employees who do not become Transferred Employees, including without limitation all statutory and other liability associated with the termination of former employees or Employees who do not become Transferred Employees;

     (h) obligations, liabilities, expenses or charges to earnings or reserves taken in connection with any restructuring program of Seller not reflected in the Final Closing Statement of Net Assets;

     (i) debt or payables of Seller or any of its Affiliates, including under any Contract between or among Seller or any of its Affiliates;

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     (j) the Excluded Assets;

     (k) except as otherwise expressly provided in the Acquisition Agreements, expenses of Seller incurred in connection with the transactions contemplated hereby or any obligations relating to the transactions contemplated hereby or thereby (including any and all claims or amounts owed for any brokerage or finder's fee, commission or similar compensation, or for any bonus payable to any officer, director, employee, agent, sales representative, relative of or consultant to Seller or any of its Affiliates upon consummation of the transactions contemplated hereby);

     (l) debts, obligations, claims, commitments or liabilities whatsoever to the extent not primarily related to the Business or the Purchased Assets;

     (m) other debts, claims, commitments, obligations and liabilities for which Seller has expressly assumed responsibility pursuant to this Agreement;

     (n) Environmental Liabilities and Costs (whether or not currently known, discoverable or regulated by current Environmental Laws) arising from, relating to, in respect of or incurred in connection with conditions existing or events occurring on or prior to the Closing Date, including conditions existing at any current or past facility of the Business and the operations of the Business on or prior to the Closing Date;

     (o) obligations and liabilities arising out of past, present or future claims of infringement or misappropriation of intellectual property by the Business by V. T. Artemov or an heir, representative or assignee thereof;

     (p) all accounts payable for all periods on or prior to the Closing Date;
and

     (q) all deferred income tax liabilities for all periods through (and including) the Closing Date.

     SECTION 2.8. Allocation of Cash Purchase Price. The parties shall agree to an allocation of the aggregate of the Cash Purchase Price and the Assumed Liabilities among the Purchased Assets in accordance with Section 1060 of the Code within 180 days following the Closing Date. Buyer shall initially prepare such allocations and deliver them to Seller within 120 days following the Closing Date. Such allocation shall be (a) based upon appraisal(s) prepared by independent firm(s) selected by Buyer and approved by Seller (such approval not to be unreasonably withheld or delayed), and (b) used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns. Seller shall have 30 days after receiving the allocations from Buyer to object to such allocations. Failure to object within such 30-day period shall be deemed approval by Seller of the allocations. Neither Buyer nor Seller will take any position before any taxing authority or in any judicial proceeding that is inconsistent with an agreed upon allocation without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority. The cost and expenses of the appraisal(s) referred to above shall be borne by Buyer. Prior to the Closing, the parties shall agree upon a preliminary

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allocation of the Cash Purchase Price to the Intellectual Property Assets. Such
preliminary allocation shall be subject to adjustment, and shall be finalized within 180 days after the Closing Date, based on the appraisal(s) referred to above.

     SECTION 2.8A. ESTIMATED CASH PURCHASE PRICE ADJUSTMENT. Not later than four days prior to the Closing Date, Seller shall deliver to Buyer a good faith estimate of the Closing Date Net Assets. At the Closing, the amount of the Cash Purchase Price Buyer shall deliver to Seller shall be adjusted by the difference between such estimate of the Closing Date Net Assets and the Target Assets. If such estimate exceeds the Target Assets, the amount of the Cash Purchase Price paid at the Closing shall be increased dollar-for-dollar by the amount of such excess, and if such estimate is less than the Target Assets, the amount of the Cash Purchase Price paid at the Closing shall be decreased dollar-for-dollar by such shortfall. The Cash Purchase Price shall thereafter be subject to further adjustment as provided in Section 2.9.

     SECTION 2.9. Cash Purchase Price Adjustment.

     (a) Calculation of Adjustment. The amount of the Cash Purchase Price, as provisionally adjusted pursuant to Section 2.8A, shall be: (i) increased dollar-for-dollar by the amount that the Closing Date Net Assets are greater than $22.1 million (the "Target Net Assets"); or (ii) decreased dollar-for-dollar by the amount that the Closing Date Net Assets are less than the Target Net Assets. The term "Closing Date Net Assets" means the excess of the Purchased Assets set forth on the Final Closing Statement of Net Assets over the Assumed Liabilities set forth on the Final Closing Statement of Net Assets, determined in accordance with the procedures set forth in Section 2.9(b). The amount of any decrease or increase to the Cash Purchase Price pursuant to this
Section 2.9(a), plus simple interest thereon from and including the Closing Date to but excluding the date of payment at the rate of 8.5% per annum, shall be paid by Buyer to Seller (in the case of an increase in the Cash Purchase Price), or by Seller to Buyer (in the case of a decrease in the Cash Purchase Price), in either case by wire transfer in immediately available funds within five business days after the Final Closing Statement of Net Assets is agreed to by Seller and Buyer or is determined by the Neutral Auditor in accordance with this Section 2.9.

     (b) Preparation of Closing Statement of Net Assets. As soon as practicable, and in any event within 60 days after the Closing Date, Seller shall prepare and deliver to Buyer a statement of net assets for the Business consisting of the Purchased Assets and the Assumed Liabilities, as of the close of business on the Closing Date determined on a pro forma basis as if the parties hereto had not consummated the transactions contemplated by this Agreement (the "Closing Statement of Net Assets"), to be prepared as set forth in this Section 2.9(b). The Closing Statement of Net Assets shall be prepared applying GAAP on a basis consistent with the Financial Statements (including the Statement of Net Assets) through full application of the policies and procedures used in preparing the Financial Statements (including the Statement of Net Assets), except as modified or set forth in subparagraphs (i) through (vi) below in this Section 2.9(b); provided, however, that there shall be no accrual on the Closing Statement of Net Assets for Excluded Assets or Excluded Liabilities:

          (i) Adjustment of Reserves and Valuation Accounts. The amount of any reserve or valuation accounts shall be determined by applying methods, practices, assumptions,


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     policies, factors and underlying data consistent with those used in determining the reserves or valuation accounts included in the Statement of Net Assets, and there shall be no changes made to any reserves or valuation accounts (including contract reserves, purchase accounting reserves, allowances for bad debts, inventory reserves of any kind, warranty reserves and other reserves), except to the extent that such changes are required by changes in facts and events occurring after September 30, 1999 and on or before the Closing Date. It is further understood and agreed that there shall be no increase in the Closing Date Net Assets as a result of reversal, reduction or other usage of reserves unless such reversal, reduction or usage arises out of facts or events that occur after September 30, 1999 and on or before the Closing Date. In connection with subparagraph
     (vii) below in this Section 2.9(b), it is further understood and agreed that there should be no increase in reserves and valuation amounts or write-down of Purchased Assets during the period between September 30, 1999 and the Closing Date which are recorded as purchase accounting adjustments with corresponding adjustments to goodwill. It is further understood and agreed that there shall be no increase in Closing Date Net Assets as a result of the reversal of any general, unspecified, unsubstantiated contingency or management reserve, after September 30, 1999 and on or before the Closing Date, that was (i) included in the determination of Target Net Assets and (ii) not disclosed as such by Seller to Buyer during Buyer's due diligence of the Business.

          (ii) Adjustment of Liability and Accrual Accounts. The amount of all liability and accrual accounts shall be determined by applying methods, practices, assumptions, policies, factors and underlying data consistent with those used in determining the liability and accrual accounts included in the Statement of Net Assets, and there shall be no changes made to any liability and accrual accounts, except to the extent that such changes are required by changes in facts and events occurring after September 30, 1999 and on or before the Closing Date. The Closing Statement of Net Assets shall reflect an accrual for warranty of $3,000,000. It is further understood that there shall be no increase in the Closing Date Net Assets as a result of reversals or reductions of liability and accrual accounts, unless such reversal or reduction arises out of facts or events that occur after September 30, 1999 and on or before the Closing Date; provided, however, that if such facts causing the reversal or reductions also did apply, were known or should have been known as of September 30, 1999, the reversals or reductions also shall be made to the Statement of Net Assets for purposes of increasing the Target Net Assets.

          (iii) Accounting For Certain Assumed Liabilities. The Closing Statement of Net Assets shall include liabilities for Assumed Liabilities that accrue from the date of the Statement of Net Assets to the Closing Date either because of the passage of time or the achievement or reasonably expected achievement of a performance measurement, even if such liabilities were not included in the Statement of Net Assets. Examples of these types of liabilities include, but are not limited to, Taxes, management profit sharing (covered in clause (vi) below), profit sharing loans, employer matching contributions for Seller sponsored savings plans, compensated absences (vacation time, sick pay, etc.) and royalties, in any event, only to the extent not retained by Seller.

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          (iv) Management Performance Bonus. Seller shall establish an appropriate accrual for the profit sharing, if any, of the Business' management for calendar year 1999 through the Closing Date, accrued ratably through the Closing Date, to the extent not paid out prior to the Closing.

          (v) Consistent Application of Accounting Policies, Methods, and Practices. The accounting policies, methods and practices and their related applications used by Seller to prepare the Closing Statement of Net Assets shall be consistent with those underlying the Statement of Net Assets. Use of different or alternative accounting policies and methods that are otherwise in accordance with GAAP is not permitted because such use violates this consistency requirement.

          (vi) Goodwill and Other Intangible Assets. There shall be no increases or decreases to goodwill and other intangible assets from those used in preparation of the Statement of Net Assets and included in the Target Net Assets except for amortization expense recorded during the period between September 30, 1999 and the Closing Date based on the amortization accounting policies and useful lives used in preparing the Financial Statements.

     Buyer shall provide Seller and its representatives such access to the Files and Records as may reasonably be required for the preparation of the Closing Statement of Net Assets. Buyer and Seller shall each make available to the other (upon the request of the other) their respective work papers generated in connection with the preparation or review of the Closing Statement of Net Assets.

     (c) Review of Closing Statement of Net Assets. After receipt of the Closing Statement of Net Assets, Buyer shall have 60 days to review it. Unless Buyer delivers written notice to Seller on or prior to the 45th day after receipt of the Closing Statement of Net Assets specifying in reasonable detail all disputed items and the basis therefor, the parties shall be deemed to have accepted and agreed to the Closing Statement of Net Assets. If Buyer so notifies Seller of an objection to the Closing Statement of Net Assets, the parties shall, within 30 days following the date of such notice (the "Resolution Period"), attempt to resolve their differences and any resolution by them as to any disputed amount shall be final, binding, conclusive and nonappealable for all purposes under this Agreement.

     (d) Resolution. If at the conclusion of the Resolution Period the parties have not reached an agreement on the objections, then all amounts remaining in dispute shall be submitted to a mutually acceptable nationally recognized accounting firm (the "Neutral Auditor"). If Buyer and Seller are unable to agree on the choice of a Neutral Auditor, the parties shall select by lot as the Neutral Auditor a "Big Five" accounting firm other than PricewaterhouseCoopers LLP. Each party agrees to execute, if requested by the Neutral Auditor, a reasonable engagement letter. All fees and expenses relating to the work if any, to be performed by the Neutral Auditor shall be borne equally by Seller and Buyer. Except as provided in the preceding sentence, all other costs and expenses incurred by the parties in connection with resolving any dispute hereunder before the Neutral Auditor shall be borne by the party incurring such cost and expense. The Neutral Auditor shall act as an arbitrator to determine, based solely on the presentations by Seller and Buyer and the terms of this Agreement, and not by independent review, only those issues still in


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dispute. The Neutral Auditor's determination shall be made within 30 days of its engagement (which engagement shall be made promptly following the conclusion of the Resolution Period), or as soon thereafter as possible, shall be set forth in a written statement delivered to Seller and Buyer and shall be final, binding, conclusive and nonappealable for all purposes hereunder, absent fraud or manifest error. Nothing herein shall be construed to authorize or permit the Neutral Auditor to determine (i) any questions or matters whatsoever under or in connection with this Agreement except the determination of what adjustments, if any, must be made in one or more of the items reflected in the initial Closing Statement of Net Assets in response to objections thereto made by the party that submitted the statement of objections, or (ii) an adjustment to an item on the initial Closing Statement of Net Assets that is outside of the range defined by amounts as finally proposed by Seller and Buyer, respectively. The term "Final Closing Statement of Net Assets" shall mean the definitive Closing Statement of Net Assets agreed to by Seller and Buyer in accordance with Section 2.9(c) or the definitive Closing Statement of Net Assets resulting from the determination made by the Neutral Auditor in accordance with this Section 2.9(d) (in addition to those items theretofore agreed to by Seller and Buyer). For the avoidance of doubt, all matters relating to the Closing Statement of Net Assets shall be finally settled in accordance with this Section 2.9.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date that:

     SECTION 3.1. Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has full power and authority to own, lease and operate the properties of the Business, including the Purchased Assets, and to carry on the Business as now conducted and own all of its properties and assets. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification except where failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Seller has no subsidiaries engaged in the Business.

     SECTION 3.2. Authorization; Enforceability. Seller has all requisite corporate and other power and authority to execute and deliver this Agreement and the other Acquisition Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts required to be taken by Seller to authorize the execution, delivery and the performance of the Acquisition Agreements to which it is or will be a party, and the consummation of the transactions contemplated herein and therein, have been taken, and no other corporate proceedings on the part of Seller are necessary to authorize such execution, delivery, performance and consummation. This Agreement has been duly authorized, executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles. Each other Acquisition Agreement to which Seller is or will be a party will


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be, as of the Closing, duly authorized, executed and delivered by Seller and will constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles.

     SECTION 3.3. Financial Statements. Schedule 3.3 hereto contains the unaudited pro forma Statement of Net Assets of the Business as of September 30, 1999 (the "Statement of Net Assets"), and an unaudited pro forma statement of operations for the years ended December 31, 1998 and 1999 and the related footnotes thereto (collectively, the "Financial Statements"). Such Financial Statements (i) are in accordance with the Files and Records of Seller, (ii) are accurate in all material respects, (iii) each fairly presents, in all material respects, the financial condition or the results of operations of the Business for the respective period presented, and (iv) have been prepared in accordance with GAAP, except as disclosed in the footnotes thereto. Except to the extent set forth in the Statement of Net Assets and the footnotes related thereto and except for the Excluded Liabilities, the Business does not have any liabilities or obligations (absolute, accrued, contingent or otherwise), whether due or to become due, which would be required, in accordance with GAAP, to be set forth on a balance sheet of the Business, other than any such liabilities or obligations incurred since September 30, 1999 in the ordinary course of business consistent with past practice.

     SECTION 3.4. No Conflicts. Except as set forth on Schedule 3.4 hereto, the execution, delivery and performance by Seller of this Agreement and the other Acquisition Agreements to which Seller is or will be a party and the consummation of the transactions contemplated hereby and thereby (a) do not and will not violate (with or without giving of notice or the lapse of time or both), or require any Consent, under any provision of any Contracts with, or licenses, permits, approvals, certificates of public convenience, orders, franchises and other authorizations of, any Governmental Body or other Person or any Legal Requirement applicable to Seller, the Business or any of the Purchased Assets or the Assumed Liabilities, other than the facilities clearance requirements of the Defense Investigative Services of the DOD, and (b) do not and will not (with or without the giving of notice or the lapse of time or both)
(i) violate or conflict with, or result in the breach, suspension or termination of any provisions of, or constitute a default under, or result in the acceleration of the performance of the obligations of Seller under, or (ii) result in the creation of Liens upon the Business or Purchased Assets pursuant to, as the case may be, the Certificate of Incorporation, by-laws or other organization documents of Seller or any material agreement, lease, mortgage, note, deed of trust, bond, indenture, license or other document or undertaking, oral or written, to which Seller is a party or by which Seller is bound and by which any of the Purchased Assets or the Business may be affected.

     SECTION 3.5. Title. Seller holds the entire legal, equitable and beneficial title in and will transfer to Buyer good and merchantable title to, or a valid and binding leasehold interest in, the Purchased Assets (other than Business Intellectual Property Assets which are covered in the Intellectual Property Agreement), free and clear of all Liens other than Permitted Liens.

     SECTION 3.6. Purchased Tangible Personal Property. In all material respects, and except as set forth on Schedule 3.6 hereto, the Purchased Tangible Personal Property has been maintained in accordance with standard industry practices, is in reasonable working condition


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(normal wear and tear excepted) and is sufficient for the conduct of the
Business as it is currently being conducted.

     SECTION 3.7. Taxes. All Taxes with respect to the Purchased Assets that are or become due and payable or accrue with respect to any period or portion thereof ending on or prior to the Closing Date have been or will be duly and properly computed, reported, fully paid and discharged by Seller. There are no unpaid Taxes with respect to any period or portion thereof ending on or before the Closing Date that are or could become a Lien on the Purchased Assets, except for current Taxes not yet due and payable.

     SECTION 3.8. Labor Matters. (a) Schedule 3.8 lists the following as of the date of this Agreement:

         (i) All written arrangements that compel the employment of any Employee at a salary in excess of $100,000 (or the equivalent in any foreign currency) per annum and are not terminable on less than ninety (90) days' notice;

         (ii) All strikes in which any of the Employees are participating or have participated since January 1, 1997;

         (iii) All pending charges or complaints or petitions filed with or by the N.L.R.B., the O.F.C.C.P. of the United States Department of Labor, the Occupational Safety and Health Administration, the E.E.O.C. or any similar unit of any Governmental Body, including charges of race, sex, national origin, religious, handicap or age discrimination or similar complaints against the Business, and all pending employee-related arbitration proceedings and litigation matters (other than any workers compensation claims) involving the Business including breach of employment contract/wrongful discharge; and

         (iv) All pending written grievances as of the date of this Agreement.

     (b) There are no collective bargaining agreements covering Employees.

     SECTION 3.9. Employee Benefit Plans. Schedule 3.9 lists the following, as of the date of this Agreement: all employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, in each case, which are maintained, contributed to or sponsored by Seller on behalf of Employees (collectively, the "Benefit Plans"). Seller has furnished Buyer with a complete and accurate copy of (a) each Benefit Plan that is in writing, (b) the most recently distributed summary plan description and summary of material modifications relating to each Benefit Plan, and (c), with respect to each Benefit Plan under which liabilities are being assumed by Buyer under this Agreement, (i) each trust or other funding agreement, (ii) the most recently filed IRS Form 5500, (iii) the most recently received IRS determination letter, and (iv) the most recently prepared actuarial report and financial statements.

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     SECTION 3.10. Employee Benefit Plan Matters. Except as otherwise stated in
Schedule 3.10, to Seller's Knowledge:

     (a) the Benefit Plans under which liabilities are being assumed by Buyer under this Agreement comply in all material respects with the applicable requirements of ERISA and the Code and have been operated and administered in all material respects in accordance with the applicable requirements of ERISA and the Code;

     (b) no liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any of the Benefit Plans subject to Title IV of ERISA, other than premium payments pursuant to Sections 4006 and 4007 of ERISA;

     (c) Seller has not incurred any material liability (either directly or indirectly, whether by way of indemnification or otherwise) for any tax imposed under Section 4975 of the Code or Part 5 Subtitle B of Title I of ERISA with respect to any of the Benefit Plans under which liabilities are being assumed by Buyer under this Agreement;

     (d) none of the Benefit Plans is a multiemployer plan within the meaning of
Section 3(37)(A) of ERISA;

     (e) no suit, action, litigation or written claim (excluding claims for benefits incurred in the ordinary course of plan activities) has been brought against or with respect to any of the Benefit Plans by or on behalf of any Employee and is pending;

     (f) all contributions to the Benefit Plans under which liabilities are being assumed by Buyer under this Agreement that will be due as of the Closing Date have been (or will have been by the Closing Date) paid, accrued or otherwise fully reserved as of such date, in accordance with GAAP;

     (g) each Benefit Plan which is intended to meet the requirements of Section 401(a) of the Code meets the requirements for qualification under Section 401(a) of the Code and nothing has occurred which would adversely affect the qualified status of any such Benefit Plan other than such occurrences as may be corrected without resulting in a Material Adverse Effect. The Internal Revenue Service has issued a favorable determination letter with respect to the qualification under the Code of each such Benefit Plan and the Internal Revenue Service has not taken any action to revoke any such letter;

     (h) none of the Benefit Plans subject to Part 3 Subtitle B of Title I of ERISA has incurred any "accumulated funding deficiency" within the meaning of
Section 302 of ERISA or Section 412 of the Code;

     (i) no Benefit Plan is a "multiple employer plan" within the meaning of
Section 413(c) of the Code; and

     (j) except as provided in Article X or as set forth in Schedule 3.10 hereto, the execution, delivery and performance of the Acquisition Agreements or the consummation of the transactions contemplated by this Agreement will not of itself constitute an event under any


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Benefit Plan under which liabilities are being assumed by Buyer under this
Agreement that will require any payment (whether of severance pay or otherwise), acceleration, vesting or increase in material benefits under such Benefit Plan with respect to any Transferred Employee.

     SECTION 3.11. Compliance With Legal Requirements. Except as set forth in
Schedule 3.11 hereto, Seller has conducted the Business in compliance with all Legal Requirements applicable to the Business or the Purchased Assets (excluding Environmental Laws which are covered in Section 3.12), except for such noncompliance as would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.12. Environmental Matters.

     (a) Compliance with Environmental Law. Except as disclosed on Schedule 3.12 hereto, Seller is and has been in compliance in all material respects with all applicable Environmental Laws pertaining to any of the properties and assets of the Business and the use by Seller thereof. Except as disclosed on Schedule 3.12, the Business has obtained all material permits, licenses and other authorizations that are required under Environmental Laws to operate the Business as it is currently operated. Except as disclosed on Schedule 3.12 hereto, Seller has not received notice of any violation of any applicable Environmental Law relating to any of the assets or to any premises utilized by the Business and, to Seller's knowledge, no notice of any such violation has been threatened.

     (b) Other Environmental Matters. Except as disclosed on Schedule 3.12 hereto, Seller has not caused or taken any action that resulted in, and Seller is not subject to, any material liability or obligation relating to (i) the environmental conditions on, under, or about any part of the premises utilized by the Business or other properties or assets owned, leased, operated or used by Seller in the Business, including the air, soil and groundwater conditions at such properties, or (ii) the use, management, handling, transport, treatment, generation, storage, disposal or Release of any Hazardous Substances by Seller in the conduct of the Business.

     (c) No Proceedings. Except as disclosed on Schedule 3.12, Seller has not received within the last five years written notice or other written communication concerning any alleged liability for Environmental Liabilities and costs in connection with any part of the premises utilized by the Business, and there is no Proceeding pending or, to Seller's Knowledge, threatened, relating to any environmental matters with respect to any such premises.

     SECTION 3.13. Legal Proceedings; Orders. Except as set forth on Schedule
3.13 hereto, there are no Proceedings pending or, to Seller's Knowledge, threatened against Seller involving, affecting or relating to the Business, the Purchased Assets or the transactions contemplated by this Agreement, except for those which would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 3.13, there is no judgment, writ, order, injunction or decree of any Governmental Body to which Seller, in respect of the Business, or any of the Purchased Assets is subject. Seller is not in violation of any judgment, writ, decree, injunction or order entered by any Governmental Body and outstanding against Seller or with respect to the Business, the Purchased Assets or the Assumed Liabilities, except for such violations which would not, individually or in the aggregate, have a Material Adverse Effect.

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     SECTION 3.14. Absence of Certain Changes and Events. Except as set forth in
Schedule 3.14 hereto, since September 30, 1999, Seller has conducted the
Business only in the ordinary course of business consistent with past practice and no event, circumstance or condition has occurred that has caused or is reasonably likely to cause a Material Adverse Effect, and there has not been any:

     (a) change that (i) is materially adverse to the value of the Purchased Assets taken as a whole or materially adverse to the business, assets, properties, operations, financial condition or results of operations of the Business taken as a whole (other than as a result of changes in general economic conditions or industry-wide developments affecting all companies engaged in businesses substantially similar to the Business), or (ii) materially impairs or delays the ability of Seller to effect the Closing;

     (b) Lien created on any Purchased Asset except Permitted Liens;

     (c) unless required by any Legal Requirement or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement (including, but not limited to, any collective bargaining agreement), increase in the compensation or fringe benefits of any of the Employees (including any such increase pursuant to any deferred compensation, severance, bonus, pension, profit-sharing or other plan or commitment), except for increases in the ordinary course of business consistent with past practice in salary or wages;

     (d) except as set forth in the current business plan, capital expenditures or commitment to make any such expenditures with respect to the Purchased Assets except to the extent such expenditures and commitments do not exceed $100,000 for any individual expenditure and $250,000 in the aggregate;

     (e) condemnation proceedings commenced with respect to any Purchased Assets or notice received by Seller as to the proposed commencement of any such proceedings;

     (f) change in any material accounting or auditing principle or policy;

     (g) damage, destruction or loss to any of the Purchased Assets, whether or not covered by insurance, materially and adversely affecting the Purchased Assets or the Business or the ability to conduct the Business as it is now conducted; or

     (h) sale or transfer of any Purchased Assets other than dispositions of inventory and obsolete or worn out equipment in the ordinary course of business.

     SECTION 3.15. Intellectual Property Assets. Rights granted by Seller to Buyer in the Business Intellectual Property Assets and Seller's representations and warranties in respect of the Business Intellectual Property Assets are set forth in the Intellectual Property Agreement.

     SECTION 3.16. Contracts. Schedule 3.16 hereto sets forth a list of all Contracts that are material to the Business. Except as set forth on Schedule
3.16 hereto, each such Contract is legal, valid, binding and enforceable against Seller in accordance with its terms, except to the


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extent such enforceability may be limited by applicable bankruptcy or other laws affecting creditors' rights, or by general equity principles, and is in full force and effect. Seller has performed all obligations required to be performed by it to date under, and is not in material default in respect of, any such Contract, and no event has occurred which, with due notice or lapse of time or both, would constitute such a material default. To Seller's Knowledge, no other party to any such Contract is in material default in respect thereof and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. Seller has made available to Buyer true and complete copies of all of such Contracts (or, in the case of oral Contracts, true and accurate summaries thereof), other than classified Government Contracts. Except as set forth on Schedule 3.16 hereto, such Contracts included in the Purchased Assets are assignable to Buyer without any required Consent of any other Person.

     SECTION 3.17. Insurance. Schedule 3.17 is a true and complete list of all insurance policies held by Seller in respect of the Business. All such insurance policies are in full force and effect and no notice of cancellation or non-renewal with respect to any such insurance policy has been received by Seller.

     SECTION 3.18. Brokerage. Seller has not incurred, directly or indirectly, any obligation or liability, contingent or otherwise, for any brokerage fees, finder's fees, agent's commissions or other like payment in connection with this Agreement or any other Acquisition Agreement, or the transactions contemplated herein or therein.

     SECTION 3.19. Undisclosed Liabilities. To Seller's Knowledge, there are no liabilities or obligations of Seller (whether or not reflected, accrued or provided for, or required to be reflected, accrued or provided for, on a balance sheet of the Business prepared in accordance with GAAP and whether or not fixed, liquidated, unliquidated, absolute, contingent or otherwise), which relate to or arise out of the Business or any of its operations as heretofore or currently conducted or the past or present operation, condition or use of any of the Purchased Assets, and are material to the Business taken as a whole, except (a) Excluded Liabilities, (b) those reflected or otherwise provided for in the Statement of Net Assets (including the footnotes thereto), (c) those set forth in this Agreement or the Schedules attached hereto, (d) those arising since the date of the Statement of Net Assets in the ordinary course of business consistent with prior practice and which will be reflected in the Final Closing Statement of Net Assets and (e) those not required to be set forth in the Schedules attached hereto because of an exception provided for in this Agreement.

     SECTION 3.20. Real Estate. Schedule 3.20 contains a list of all the real property owned, leased or used by Seller in the Business.

     SECTION 3.21. Year 2000. Each of the computer-based systems of the Business, including its information data bases, accounting systems and data processing systems, as well as all other computer software or hardware owned or used by the Business, (a) records, stores, processes, calculates, presents and, where appropriate, inserts correctly entered and formatted time and accurate dates and calculations for calendar dates falling on or after (and if applicable, spans of time including) January 1, 2000, and records, stores, processes,


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calculates and presents correctly entered and formatted information or data dependent on or relating to such dates with the same functionality, data integrity and performance, as such item records, stores, processes, calculates and presents calendar dates on or before December 31, 1999, and in such fashion as to respond to two-digit date input in a way that eliminates all ambiguities as to the century of concern, and treats the year 2000 as a leap-year and correctly and accurately records and processes data and information with respect thereto; and (b) loses no functionality with respect to the introduction of records, including back-up and archived information or data, containing dates falling on or after January 1, 2000.

     SECTION 3.22. Government Contracts.

     (a) With respect to each and every Government Contract or bid to obtain a Government Contract to which Seller is a party, and which relates to the Business, and except as set forth in Schedule 3.22(a): (i) Seller has fully complied with all material terms and conditions of such Government Contract or bid for a Government Contract as required; (ii) Seller has fully complied with all material requirements of statute, rule or regulation pertaining to such Government Contract or bid for a Government Contract; (iii) all representations and certifications executed with respect to such Government Contract were to Seller's Knowledge accurate in every material respect as of their effective date and Seller to Seller's Knowledge has fully complied with all such representations and certifications in every material respect; and (iv) no termination for default, cure notice or show cause notice has been issued or, to Seller's Knowledge will be issued, (v) neither the U.S. Government nor any non-U.S. government nor any prime contractor, subcontractor or other Person has notified in writing Seller that Seller has breached or violated any Legal Requirement, certification, representation, clause, provision or requirement pertaining to such Government Contract or bid; (vi) no cost incurred by Seller pertaining to such Government Contract or bid has been questioned or challenged, is the subject of any investigation or has been disallowed by the U.S. Government or any non-U.S. government; (vii) no money due to Seller pertaining to such Government Contract or bid has been withheld or set off and Seller is entitled to all progress payments with respect thereto and (viii) each Government Contract is valid and in full force and effect.

     (b) To Seller's Knowledge, except as set forth in Schedule 3.22(b), with respect to the Business, (i) none of its respective employees, consultants or agents is (or during the last three years has been) under administrative, civil or criminal investigation, indictment or information by any Governmental Authority, (ii) there is not any pending audit or investigation by Seller nor within the last three years has there been any audit or investigation by Seller resulting in a material adverse finding with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or bid, and (iii) during the last three years, Seller has not made a voluntary disclosure to the U.S. Government or any non-U.S. government with respect to any alleged irregularity, misstatement or omission arising under or relating to a Government Contract or bid. Except as set forth in Schedule 3.22(b), to Seller's Knowledge there are no irregularities, misstatements or omissions arising under or relating to any Government Contract or bid that has led or is expected to lead, either before or after the Closing Date, to any of the consequences set forth in clause (i) or (ii) of the immediately preceding sentence or any other material damage, penalty assessment, recoupment of payment or disallowance of cost.

     (c) Except as set forth in Schedule 3.22(c), with respect to the Business, there exist (i) no outstanding claims against Seller, either by the U.S. Government or by any non-U.S.



                                      -23-
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government or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract or bid referred to in Section 3.22(a) and (ii) no disputes between Seller and the U.S. Government or any non-U.S. government under (A) the Contract Disputes Act or any other Federal statute or (B) any analogous statute of any jurisdiction other than the United States or between Seller and any prime contractor, subcontractor or vendor arising under or relating to any such Government Contract or bid. Except as set forth in Schedule 3.22(c), to Seller's Knowledge there are no facts that could reasonably be expected to result in a claim or a dispute under clause (i) or (ii) of the immediately preceding sentence.

     (d) Except as set forth in Schedule 3.22(d), neither Seller nor any of its employees, consultants or agents is (or during the last three years has been) suspended or debarred from doing business with the U.S. Government or any non-U.S. government or is (or during such period was) the subject of a finding of nonresponsibility or ineligibility for U.S. Government or non-U.S. government contracting. Except as set forth in Schedule 3.22(d), Seller and its Affiliates have operated the Business in compliance with all requirements of all material laws pertaining to all Government Contracts and bids.

     (e) Except as set forth in Schedule 3.22(e), no statement, representation or warranty made by Seller in any Government Contract, any exhibit thereto or in any certificate, statement, list, schedule or other document submitted or furnished to the U.S. Government or any non-U.S. government in connection with any Government Contract or bid (i) contained on the date so furnished or submitted any untrue statement of a material fact, or failed to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading or (ii) contains on the date hereof any untrue statement of a material fact, or fails to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading, except in the case of both clauses (i) and (ii) any untrue statement or failure to state a material fact that would not result in any material liability to the Business as a result of such untrue statement or failure a material fact.

     SECTION 3.23. Government Furnished Equipment. Schedule 3.23 incorporates the most recent schedule delivered to the U.S. Government or any non-U.S. government which identifies by description or inventory number certain equipment and fixtures loaned, bailed or otherwise furnished to or held by the Business by or on behalf of the U.S. Government or any non-U.S. government. To Seller's Knowledge, such schedule was accurate and complete on its date and, if dated as of the Closing Date, would contain only those additions and omit only those deletions of equipment and fixtures that have occurred in the ordinary course of business, except for such inaccuracies that could not reasonably be expected to have a Material Adverse Effect.

     SECTION 3.24. Affiliate Transactions. Except as set forth in Schedule 3.24, there are no agreements, arrangements, undertakings or other transactions between the Business and any other division or businesses of Seller or any of its Affiliates.

     SECTION 3.25. Entire Business. Except for the Excluded Assets and such other assets and services of Seller that Seller has offered to sell or furnish to Buyer but Buyer has declined to accept, as set forth in Schedule 3.25, the Purchased Assets, together with the rights granted to Buyer under the Intellectual Property Agreement, the Supply Agreement and the Services


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Agreement, constitute all of the assets, properties and rights necessary to conduct the Business in all material respects as currently conducted.

     SECTION 3.26. No Additional Representations. NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ARTICLE III OR ANY OTHER PROVISION OF THIS AGREEMENT OR THE OTHER ACQUISITION AGREEMENTS, IT IS THE EXPLICIT INTENT OF EACH PARTY HERETO THAT SELLER IS MAKING NO REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, BEYOND THOSE EXPRESSLY GIVEN IN THIS AGREEMENT OR ANY OTHER ACQUISITION AGREEMENT, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE PURCHASED ASSETS. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT OR ANY OTHER ACQUISITION AGREEMENT, THE PURCHASED ASSETS ARE BEING SOLD ON AN "AS IS, WHERE IS" BASIS.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date that:

     SECTION 4.1. Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     SECTION 4.2. Authorization. Buyer has all requisite corporate and other power and authority to execute and deliver this Agreement and the other Acquisition Agreements to which it is or will be a party, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All acts required to be taken by Buyer to authorize the execution, delivery and performance of the Acquisition Agreements to which it is or will be a party, and the consummation of the transactions contemplated herein and therein, other than approval hereof and thereof by Buyer's Board of Directors have been taken and, on the Closing Date, all such actions will have been taken and no other corporate proceedings on the part of Buyer are or will be necessary to authorize such execution, delivery, performance and consummation. Subject to approval of Buyer's Board of Directors, this Agreement has been duly authorized, executed and delivered by Buyer and constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles. This Agreement and each other Acquisition Agreement to which Buyer is or will be a party will be, as of the Closing, duly authorized, executed and delivered by Buyer and will constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy and other laws affecting creditors' rights, or by general equitable principles.

     SECTION 4.3. No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the other Acquisition Agreements to which Buyer is or will be a party and the consummation of the transactions contemplated hereby and thereby (a) do not and will not


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violate (with or without giving of notice or the lapse of time or both), or require any Consent, under any provision of any licenses, permits, approvals, certificates of public convenience, orders, franchises and other authorizations of any Governmental Body, including any notice to or approval of the Committee on Foreign Investment in the United States pursuant to the Exon-Florio Amendment to the Defense Production Act of 1988, as amended, 50 U.S.C. App ss. 2170, and the regulations thereunder, or other Person or any Legal Requirement applicable to Buyer, and (b) do not and will not (with or without the giving of notice or the lapse of time or both) violate or conflict with, or result in the breach, suspension or termination of any provisions of, or constitute a default under, or result in the acceleration of the performance of the obligations of Buyer under, the Certificate of Incorporation, by-laws or other organization documents of Buyer or any material agreement, lease, mortgage, note, deed of trust, bond, indenture, license or other document or undertaking, oral or written, to which Buyer is a party or by which Buyer is bound, other than the Consents required under Buyer's existing credit facilities which Buyer believes will be obtained prior to Closing.

     SECTION 4.4. Brokerage. Buyer has not incurred, directly or indirectly, any obligation or liability, contingent or otherwise, for any brokerage fees, finder's fees, agent's commissions or other like payment in connection with this Agreement or any other Acquisition Agreement, or the transactions contemplated herein or therein.

     SECTION 4.5. Sufficient Funds. On the Closing Date Buyer will have funds sufficient and available to pay the Cash Purchase Price payable at the Closing.

                                    ARTICLE V
                               COVENANTS OF SELLER

     SECTION 5.1. Access and Investigation. Between the date of this Agreement and the Closing Date or earlier termination of this Agreement, Seller will (a) afford Buyer and its Representatives access to Seller's personnel, facilities, properties, Contracts, Files and Records, on reasonable notice and during regular business hours, (b) furnish Buyer with such additional financial, operating, and other data and information in Seller's possession, in each case to the extent related to the Business, the Purchased Assets, the Assumed Liabilities or the Employees as Buyer may reasonably request, and (c) make available for inspection and review all documents, or copies thereof, listed in the Schedules hereto, and all files, records and papers of any and all proceedings and matters listed in the Schedules hereto, except to the extent prohibited or restricted by law, regulation, contract with a third party or where the documents are subject to the attorney client or work product privilege.

     SECTION 5.2. Conduct of Business. Prior to the Closing Date, except for actions taken in accordance with the Consent Decree or Hold Separate Order, Seller shall, to the extent related to the Business:

     (a) conduct the Business only in the usual, regular and ordinary manner, on a basis consistent with past practice and, to the extent consistent with such operation, use its reasonable best efforts to preserve its present business organization intact, keep available the service of its present employees, preserve its present business relationships and maintain all rights, privileges and franchises necessary or desirable in the normal conduct of the Business;

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     (b) maintain its inventory of supplies, parts and other materials and keep its books, accounts, Files and Records in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply with and perform in all material respects all laws and contractual and other obligations applicable to the Business, the Purchased Assets and the Assumed Liabilities;

     (c) maintain in full force and effect adequate insurance with respect to the Business, the Purchased Assets and the Employees of the Business covering risks customarily insured by similar businesses;

     (d) not (i) enter into any Contract, bid, proposal or other commitment for the purchase of goods or services which is not terminable by the parties upon 30 days' notice or less without penalty or which involves aggregate consideration in excess of $250,000, (ii) enter into any Contract, bid, proposal or other commitment for the sale of goods or services which is not terminable by the parties upon 30 days' notice or less without penalty or which involves aggregate consideration in excess of $5 million or which would result in a loss in excess of $100,000 for any individual Contract or $250,000 in the aggregate, or (iii) amend, supplement, waive or otherwise modify any Contract, other than in the ordinary course of business consistent with past practice;

     (e) except as required by any Legal Requirement or to the extent required under existing employee and director benefit plans, agreements or arrangements as in effect on the date of this Agreement (including, but not limited to, any collective bargaining agreement), not (i) increase the compensation or fringe benefits of any of the Employees (including any such increase pursuant to any deferred compensation, severance, bonus, pension, profit-sharing or other plan or commitment), except for increases, in the ordinary course of business consistent with past practice, in salary or wages of Employees who are not senior managers of the Business, (ii) grant any severance or termination pay,
(iii) hire, except in the ordinary course of business, any new Employees or consultants or (iv) enter into or amend or terminate any collective bargaining agreements, bonus, profit sharing, thrift, compensation, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any Employees or former Employees of the Business except, in each case, for changes in plans, programs, agreements, policies or arrangements affecting employees of Seller generally;

     (f) not (i) dispose of or abandon any of the Purchased Assets other than the disposition of obsolete or worn-out equipment or machinery in the ordinary course of business, consistent with past practice, or (ii) enter into or engage in any transaction with or for the benefit of any other division or business of Seller or any Affiliate of Seller;

     (g) not (i) permit or allow any of the Purchased Assets to become subject to any Liens, except for Permitted Liens, or (ii) waive any material claims or rights relating to the Business or the Purchased Assets;

     (h) except for capital expenditures in the current business plan, not acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Business, or make or agree to make any capital expenditures; provided that the aggregate amount of capital


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expenditures permitted by this paragraph, subject to the exception contained herein, shall not exceed $100,000 for any individual expenditure and $250,000 in the aggregate;

     (i) not pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of liabilities or obligations in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof, or transfer any rights of material value or modify or change in any material respect any existing Contract or other document, other than in the ordinary course of business consistent with past practice;

     (j) not change any material accounting or auditing principle or policy;

     (k) refrain from entering into any Contract with respect to the Assigned Intellectual Property Assets, the Licensed Intellectual Property Assets and the Sublicensed Intellectual Property Assets in the Field of Use (as such terms are defined in the Intellectual Property Agreement);

     (l) use reasonable efforts to maintain the good relations of suppliers of the Business, customers of the Business and others with whom they have business relations in connection with the Business;

     (m) notify Buyer of any Material Adverse Effect with respect to the condition of the Purchased Assets or the Assumed Liabilities or the Business;

     (n) not acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

     (o) except for performance guarantees issued in the ordinary course of business consistent with past practice, not incur any indebtedness for borrowed money, or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Seller, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other Person;

     (p) not adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     (q) not terminate or amend any existing contract with Solectron to terminate Solectron's obligations to provide circuit card assembly services to the Business; and

     (r) not authorize any, or commit or agree to take any, of the foregoing actions.



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     SECTION 5.3. Required Approvals.

     (a) As promptly as practicable after the date of this Agreement, Seller will, and will cause each of its applicable Affiliates to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby (including all filings pursuant to the Consent Decree, as contemplated by Section 13.18). Between the date of this Agreement and the Closing Date, Seller will cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the transactions contemplated hereby.

     (b) In addition to the foregoing, and subject to the terms and conditions hereof, Seller and Buyer agree to use their reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all other things reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using their reasonable efforts (without payment of money, commencement of litigation, the assumption of any material obligation or the entering of any agreement to divest and hold separate any asset) to obtain at the earliest practicable date prior to the Closing Date (pursuant to instruments reasonably satisfactory in form and substance) all Consents of parties to Contracts with Seller as are necessary for the consummation of the transactions contemplated hereby.

     SECTION 5.4. No Negotiation. Until such time, if any, as this Agreement is terminated pursuant to Article XI, Seller will not, nor will Seller permit any of its Representatives to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the Business or its assets (other than as expressly permitted pursuant to Section 5.2 and as necessary and appropriate in connection with the first refusal right of Thomson-CFS S.A. referred to in
Section 7.10).

     SECTION 5.5. Additional Information. Seller shall promptly furnish to Buyer all such financial and operating reports with respect to the Business as may be prepared by the Business from time to time between the date hereof and the Closing Date as Buyer may reasonably request. Seller shall make available to Buyer information with respect to any document, event, transaction or condition entered into or occurring after the date hereof which, had it occurred or been in effect on or prior to the date hereof, would have been included on the Schedules to this Agreement, but no such information which would have been included on a Schedule shall be deemed to amend the relevant Schedule when so provided.

     SECTION 5.6. Workers' Compensation. Seller shall retain responsibility for all workers' compensation events which relate to incidents occurring on or before the Closing Date. Buyer shall have responsibility for all workers' compensation events which relate to incidents occurring after the Closing Date.

     SECTION 5.7. SEC Financial Reporting. Seller shall reasonably cooperate with Buyer and Buyer's auditors in the event that Buyer causes such auditors to audit the following: (i) the historical financial statements for the Business for the fiscal years ending December 31, 1999 and 1998 (if required) including unaudited quarterly 1999 income statements, and


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(ii) unaudited historical financial statements for the Business for any interim period after December 31, 1999 but before the Closing Date as required, in accordance with the rules and regulations of the U.S. Securities and Exchange Commission ("SEC"), for purposes of SEC filings or any other filings which must or may be undertaken by Buyer in connection with the consummation of transactions contemplated herein or subsequent financing transactions.

     SECTION 5.8. No Inconsistent Action. Subject to Section 11.1, the parties hereto shall not take any action inconsistent with their obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement. Neither of the parties hereto shall take or omit to take any action that could result in any of its respective representations and warranties not being true in all material respects on the Closing Date.

     SECTION 5.9. Notices of Certain Events.

     (a) Seller shall promptly notify Buyer of:

          (i) any notice or other communication to Seller's Knowledge from any Person alleging that the Consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

          (ii) any notice or other communication to Seller's Knowledge from any Governmental Body in connection with the transactions contemplated by this Agreement;

          (iii) to Seller's Knowledge any actions, suits, charges, complaints, claims, investigations, proceedings, strikes or written grievances commenced or threatened against, relating to, involving or otherwise affecting, the Business which, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.8 or
     3.13 or which relate to the consummation of the transactions contemplated by this Agreement; and

          (iv) any (i) Material Adverse Effect (which term does not include the result of changes in general economic conditions or industry-wide developments affecting all companies engaged in businesses substantially similar to the Business), or (ii) event that materially impairs the ability of Seller to effect the Closing.

     (b) Seller's notifications of Buyer of any of the events set forth in
Section 5.9(a) above in accordance with this Section 5.9 shall not be deemed to cure any related breaches of the representations, warranties, covenants or agreements contained in this Agreement, nor shall the failure of Buyer to take any action with respect to such notice be deemed a waiver of any such breaches.

     SECTION 5.10. Reasonable Efforts. Seller will use its reasonable efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to Buyer's obligations under Article VII of this Agreement.

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     SECTION 5.11. Break-Up Fee. If Thomson - CSF S.A. or any Affiliate thereof exercises the first refusal right referred to in Section 7.10, Seller shall perform its obligations pursuant to the Break-Up Fee Letter Agreement.

                                   ARTICLE VI
                               COVENANTS OF BUYER

     SECTION 6.1. Required Approvals. As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its applicable Affiliates to, make all filings required by Legal Requirements to be made by them in order to consummate the transactions contemplated hereby (including all filings pursuant to the Consent Decree, as contemplated by Section 13.18). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each of its applicable Affiliates to, (a) reasonably cooperate with Seller with respect to all filings that either Seller is required by Legal Requirements to make in connection with the transactions contemplated hereby, and (b) reasonably cooperate with Seller in obtaining all Consents identified in Schedule 3.4 hereto.

     SECTION 6.2. Non Solicitation; Non-Interference. Except as otherwise contemplated by this Agreement, at no time after the date hereof until the Closing Date shall Buyer or its subsidiaries:

     (a) directly or indirectly, in any capacity or in association with any other person, solicit, induce, or in any manner attempt to solicit or induce, any Employee to terminate his or her employment or to become an employee of Buyer, or

     (b) directly or indirectly, interfere with Seller's relationship with, cause the cancellation, discontinuation, termination or alteration (in a manner detrimental to Seller) of Seller's relationship with, or do business with, any party who is a customer, supplier, or manufacturer with respect to the Business.

     SECTION 6.3. Board Approval. Not later than February 18, 2000, Buyer shall cause to be submitted to Buyer's Board of Directors for approval (i) this Agreement and the transactions contemplated hereby, and (ii) any financing that Buyer may require in connection therewith, and Buyer's Chief Executive Officer shall recommend to the Board of Directors that it approve this Agreement and the transactions contemplated hereby and such financing.

     SECTION 6.4. Reasonable Efforts. Buyer will use its reasonable efforts to effectuate the transactions contemplated hereby and to fulfill the conditions to Seller's obligations under Article VIII of this Agreement.

                                   ARTICLE VII
                        CONDITIONS TO BUYER'S OBLIGATIONS

         All obligations of Buyer under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Buyer:

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     SECTION 7.1. Accuracy of Representations and Warranties. All the
representations and warranties of Seller contained in this Agreement shall be accurate in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time; provided, however, that if a representation or warranty is qualified by a reference to materiality or Material Adverse Effect, such representation and warranty shall be accurate in all respects at and as of the Closing Date as though such representation and warranty was made at and as of such time.

     SECTION 7.2. Seller's Performance. Seller shall have performed and complied in all material respects with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

     SECTION 7.3. Officer's Certificate. Buyer shall have received a certificate of an officer of Seller, dated the Closing Date, certifying on behalf of Seller as to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

     SECTION 7.4. Governmental Approvals. Seller shall have made all filings and petitions required to be made by it prior to the Closing Date (and all applicable waiting periods shall have expired) with, and Buyer shall have received all Governmental Approvals required to be obtained prior to the Closing Date from, all Governmental Bodies in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the transactions contemplated hereby shall have been approved by (i) the DOD and the DOJ pursuant to the Consent Decree and (ii) the European Commission pursuant to Proposed Undertakings re Case No. IV/M.1601. No party to this Agreement shall have received notice from
(i) the Federal Trade Commission or the DOJ that the transactions contemplated by this Agreement violate the Federal Trade Commission Act or the Clayton Act or
(ii) the European Commission that the transactions contemplated by this Agreement violate the Merger Control Regulation of the European Community.

     SECTION 7.5. No Injunctions, Etc. There shall be no injunction, restraining order or decree of any nature of any Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or any such injunction, restraining order or decree or any pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement which would reasonably be expected to materially adversely affect such transactions or Buyer's ownership, use or enjoyment of the Business or any part thereof.

     SECTION 7.6. Consents. There shall have been obtained the Consent, in form and substance reasonably satisfactory to counsel for Buyer, of each other party to those Contracts listed on Schedule 7.6 hereto.

     SECTION 7.7. Conveyances. Buyer shall have received the Bill of Sale and other conveyances, deeds, assignments, bills of sale, confirmations, and further instruments (in form and substance reasonably satisfactory to Buyer) as shall be necessary in order to complete the conveyances, transfers, assignments and deliveries provided for herein and to convey to Buyer the Purchased Assets.

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     SECTION 7.8. Board Approval. Buyer's Board of Directors shall have approved
(i) this Agreement and the transactions contemplated hereby and (ii) any financing that Buyer may require in connection therewith.

     SECTION 7.9. Other Agreements. Seller or its Affiliate, as the case may be, shall have executed and delivered to Buyer the Intellectual Property Agreement, the Services Agreement, the Proprietary Information Agreement, the Supplemental Agreement and the Supply Agreement.

     SECTION 7.10. Non-Exercise of First Refusal Rights. Seller shall have executed and delivered to Buyer a certificate, in form and substance satisfactory to Buyer, to the effect that (i) Seller has complied with its obligations pursuant to Section 2(c) of a Cooperation and Settlement Agreement, dated October 20, 1999, among AlliedSignal Inc., Honeywell Inc, Thomson-CSF S.A. and Thomson-CSF Sextant S.A., as amended, and (ii) neither Thomson-CSF S.A. nor any of its Affiliates has the right to purchase the TCAS Business pursuant to the right of first refusal granted to them pursuant to Section 2(c) of such agreement.

                                  ARTICLE VIII
                       CONDITIONS TO SELLER'S OBLIGATIONS

         All obligations of Seller under this Agreement are subject to the fulfillment, at the Closing, of each of the following conditions, any or all of which may be waived in whole or in part at or prior to the Closing by Seller:

     SECTION 8.1. Accuracy of Representations and Warranties. All the representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of such time; provided, however, that if a representation or warranty is qualified by a reference to materiality, such representation and warranty shall be accurate in all respects at and as of the Closing Date as though such representation and warranty was made at and as of such time.

     SECTION 8.2. Buyer's Performance. Buyer shall have performed and complied in all material respects with all agreements and covenants on its part required by this Agreement to be performed or complied with prior to or at the Closing Date.

     SECTION 8.3. Officer's Certificate. Seller shall have received a certificate of an officer of Buyer, dated the Closing Date, certifying on behalf of Buyer as to the fulfillment of the conditions specified in Sections 8.1 and
8.2 hereof.

     SECTION 8.4. Governmental Approvals. Buyer shall have made all filings and petitions required to be made by it prior to the Closing Date (and all applicable waiting periods shall have expired) with, and Seller shall have received all Governmental Approvals required to be obtained prior to the Closing Date from, all Governmental Bodies in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. This Agreement and the transactions contemplated hereby shall have been approved by (i) the DOD and the DOJ pursuant to the Consent Decree and (ii) the European Commission pursuant to Proposed Undertakings re Case No. IV/M.1601. No party


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to this Agreement shall have received notice from (i) the Federal Trade
Commission or the DOJ that the transactions contemplated by this Agreement violate the Federal Trade Commission Act or the Clayton Act or (ii) the European Commission that the transactions contemplated by this Agreement violate the Merger Control Regulation of the European Community.

     SECTION 8.5. No Injunctions, Etc. There shall be no injunction, restraining order or decree of any nature of any Governmental Body of competent jurisdiction that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement or any such injunction, restraining order or decree or any pending lawsuit, claim or legal action relating to the transactions contemplated by this Agreement which would reasonably be expected to materially adversely affect such transactions or Buyer's ownership, use or enjoyment of the Business or any part thereof.

     SECTION 8.6. Purchase Price. Seller shall have received the Cash Purchase Price payable to it from Buyer pursuant to Section 2.5 hereof (as provisionally adjusted pursuant to Section 2.8A), by wire transfer of immediately available funds to a bank account designated by it pursuant to Section 2.5(b).

     SECTION 8.7. Other Agreements. Buyer shall have executed and delivered to Seller or its Affiliate, as the case may be, the Intellectual Property Agreement, Services Agreement, the Supply Agreement, the Proprietary Information Agreement and the Assumption Agreement.

                                   ARTICLE IX
                             POST-CLOSING COVENANTS

     SECTION 9.1. Further Assurances. From and after the Closing Date, each party to this Agreement shall (or shall cause its applicable Affiliate to), at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, such assignments, assumptions, deeds, bills of sale, filings and other instruments, consents and assurances and take or cause to be taken all such action as the other party may reasonably request to carry out the terms of this Agreement. In addition, each party agrees to, and will cause its and its Affiliates' Representatives to, cooperate fully with the other party and provide the other party with such assistance as may reasonably be requested by the other party in connection with (a) any Proceeding which relates to the operation or activities of the Business prior to the Closing Date and (b) the preparation of any tax return and the conduct of any audit or other examination by any taxing authority relating to the Purchased Assets or the Business.

     SECTION 9.2. Retention of Records. After the Closing, Seller and its Affiliates and Representatives shall, upon reasonable notice to Buyer, have access during usual business hours to, and may make copies or extracts from, the Files and Records of the Business for all periods prior to the Closing Date for any reasonable purpose, such as for use in litigation or financial reporting, Tax return preparation, or tax compliance matters. Buyer agrees to retain the material Files and Records of the Business prior to the Closing Date for at least six years after the Closing Date except where longer records retention is required by a Legal Requirement (including Internal Revenue Service requirements).

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     SECTION 9.3. Names. Except as otherwise permitted under Section 9.12 for the purpose of identifying the Business as having been the TCAS business of Seller prior to the Closing, from and after the Closing Date, neither Buyer nor any of its Affiliates shall use the name "Honeywell", "Honeywell International" or any other logo, trademark, trade name, assumed name or service mark, or any logo, trademark, trade name, assumed name, service mark or other name derived from or confusingly similar to "Honeywell," or any other mark, symbol or trade name or name not otherwise explicitly transferred in the Intellectual Property Agreement. Notwithstanding the foregoing, for a period not to exceed 90 days from the Closing Date, Buyer shall have the limited right (i) to use up Inventories, stationery and other printed material acquired pursuant to this Agreement without modifying any trademark or logo thereon, provided that all such material carrying the "Honeywell" or "Honeywell International" name shall clearly indicate by stamp, sticker or other similar notice or marking that the Purchased Assets are now owned by Buyer, and (ii) to use Purchased Tangible Personal Property acquired pursuant to this Agreement without modifying any trademark or logo thereon, provided that, in the case of tooling, Buyer marks any product manufactured with such tooling to indicate the date of manufacture and shall eliminate such trademark or logo from such tooling prior to abandoning or disposing thereof.

     SECTION 9.4. Supply Contracts.

     (a) In the case of each Contract in effect on the Closing Date under which the Business supplies any products to Seller or any of its Affiliates, or Seller or any of its Affiliates supplies any products to the Business (each such Contract being referred to hereinafter as a "Supply Contract"), Buyer and Seller shall honor, and cause their respective Affiliates to honor, all the terms (including, without limitation, pricing) of such Supply Contract for so long as such Supply Contract remains in effect. The aforesaid obligation shall also apply to the terms set forth in any written proposal for the supply of products by or to the Business pending on the Closing Date, in the event that Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, enter into a Supply Contract relating to such proposal after the Closing. In the case of any new Supply Contract with respect to the Business entered into by Seller or any of its Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, after the Closing (and for which a written proposal is not pending on the Closing Date), Buyer and Seller agree that the terms thereof shall be the best commercial terms (including, without limitation, pricing) available to similarly situated buyers.

     (b) Neither Seller nor Parent has taken any action to cause any Affiliate of Seller that provides products to the Business under any Supply Contract (i) to dissolve or liquidate; or cease, suspend or change its business to eliminate the products it sells to the Business, (ii) to be sold, or (iii) otherwise to cease to supply any products to the Business; and neither Seller nor Parent has any current plan to take any of the actions described in the preceding clauses
(i), (ii) and (iii).

     (c) If Seller or Parent shall make a decision to take any of the actions described in clauses (i), (ii) and (iii) of Section 9.4(b), Seller shall (i) give Buyer prompt notice of such decision, and (ii) offer Buyer the option to purchase from Seller's Affiliates sufficient quantities, in accordance with Buyer's good faith estimate of its requirements, of the products Seller's Affiliates sell to the Business to satisfy Buyer's requirements therefor during the remaining term


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of its existing sales contracts with Buyer's customers for which such products are required. If any such action is taken within two (2) years after the Closing Date Buyer shall endeavor to locate a qualified, acceptable second source for such products, if available, that will agree to supply such products on the same economic terms as Seller's Affiliates. If, after commercially reasonable efforts, Buyer determines that such a second source does not exist or that it is not practicable to qualify a second source, or that the products are not available from a qualified, acceptable second source on the same economic terms, then Buyer may so notify Seller and Seller shall (i) accept payment for such products, as Buyer removes such products from its inventory and (ii) provide, or arrange for provision of, warranty and customer post-sale support for such products over the remaining term of Buyer's existing sales contracts with Buyer's customers plus a reasonable period thereafter. If, at the time a sales contract with Buyer's customer terminates by its terms, there is excess, unsold inventory of such products remaining in Buyer's warehouse (the "Excess") and Buyer's good faith estimate for its requirements of such products was reasonable, then (i) Seller shall have no further claim for payment of purchase price for the Excess and (ii) Buyer will promptly deliver the Excess to a location designated by Seller. Buyer shall also endeavor to take advantage of any provision in its contract with its customer that permits it to mitigate the expense or loss that may arise from such event. If customers terminates the existing sales contract for convenience, then Buyer will use commercially reasonable efforts to enforce customers obligations under such contract regarding reimbursement of costs for manufactured but undelivered products in the same manner as it does for its other suppliers under the contract. Buyer will pay any recovery received from the customer for the Excess over to Seller.

     SECTION 9.5. Research and Experimental Expenses. Seller will furnish to Buyer on Seller's letterhead as soon as reasonably practicable, but in no event more than 180 days after Closing, at Seller's cost and expense, all information reasonably requested relating to the base period research expenses and any other information to allow Buyer to claim research and experimental credits in accordance with the relevant sections of the Code and Treasury Regulations promulgated thereunder.

     SECTION 9.6. Novation of Government Contracts. As soon as reasonably practicable following the Closing, Seller shall, in accordance with Federal Acquisition Regulations Part 42, Section 42.12, submit in writing to each responsible Contracting Officer (as such term is defined in Federal Acquisition Regulations Part 42, Section 42.102(a)), a request for the U.S. Government to
(i) recognize Buyer in accordance with this Agreement and (ii) enter into a novation agreement (the "Novation Agreement") substantially in the form contemplated by such regulations. Seller shall thereby reasonably assist Buyer in obtaining all Consents required for the purpose of processing, entering into and completing the Novation Agreement with regard to any of the Government Contracts, including responding to any reasonable requests for information by the U.S. Government with regard to such Novation Agreement.

     SECTION 9.7. Cooperation in Litigation. The parties shall reasonably cooperate with each other at the requesting party's expense in the prosecution or defense of any dispute or litigation or other proceeding arising from their respective operation of the Business, including but not limited to affording reasonable access to and providing information regarding amounts in dispute,
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running of the Business relating to such dispute or litigation. Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, and at their own cost and expense, in connection with the filing of Tax returns, the retention of records and the forwarding of any relevant notices or other information received from any Tax authority and any audit, litigation or other proceeding with respect to Taxes, and shall fully and accurately submit any Tax data packages reasonably requested by Seller within the time periods established by Seller's tax department consistent with past practices (i.e., on or before April 15, 2000).

     SECTION 9.8. Mail; Payments. After the Closing, Seller authorizes and empowers Buyer to receive and open all mail and other communications addressed to Seller and received by Buyer. With respect to such communications that relate to the Business after the Closing Date, Buyer may act in such manner as it may elect, subject to any rights of Seller hereunder. With respect to such communications that relate to the Business on or prior to the Closing Date, Buyer shall act reasonably in consideration of the respective rights and obligations of the parties hereunder. With respect to such communications that do not relate to the Business, Buyer shall promptly forward such communications to Seller. Each party promptly shall deliver to the other any cash, checks or other instruments of payment to which the other is entitled and shall hold the same in trust for the other until such delivery.

     SECTION 9.9. Insurance. Until the Closing, Seller shall maintain in full force and effect in respect of the Business the existing insurance covering the Business and the Purchased Assets, subject to normal variations required by operation of the Business in the ordinary course of business consistent with past practice. Seller shall cooperate with Buyer in order to afford Buyer the full benefit of all insurance policies and all rights thereunder (including rights to causes of action, lawsuits, claims and demands, rights of recovery and set-off) covering the Business and the Purchased Assets, and proceeds under or with respect to such insurance policies, for periods prior to the Closing to the extent claims thereunder relate to any of the Purchased Assets or the Assumed Liabilities.

     SECTION 9.10. Non-Solicitation. Seller shall comply with the non-solicitation provisions in respect of the Business set forth in Section IV.E of the Consent Decree.

     SECTION 9.11. Additional Post-Closing Covenants. Seller and Buyer acknowledge that prior to this transaction, Buyer has offered only a single product to the commercial avionics industry, and, therefore, requires the benefits of certain limited restrictive covenants. In recognition of these unique circumstances, from and after the Closing Date, and for the period, if any, indicated, Seller shall (and shall cause its Affiliates to):

     (a) (i) Not use references to Seller's prior ownership of the Business or to any of the products and services of the Business developed, provided or sold on or prior to the Closing Date for the purpose of promoting, advertising, soliciting orders for, or attempting to sell, any product or service of Seller's Continuing TCAS Business, (ii) take commercially reasonable efforts to (x) prevent the impression on the part of customers or other Persons that Seller's Continuing TCAS Business is the Business and (y) correct any such impression of which Seller becomes aware, and (iii) for a period of one year from the Closing, in all brochures, technical and marketing proposals, presentations and other such materials identify clearly Seller's Continuing TCAS Business as being the former TCAS business of AlliedSignal and not the Business. The


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phrase "identify clearly" means that such identification appears prominently on the cover or title page or in the first location in any such materials where Seller's Continuing TCAS Business is first mentioned. It is understood that, absent evidence to the contrary, Seller's sending an announcement reasonably satisfactory to Buyer to all of the persons set forth on Schedule 9.11(a) no later than fourteen days after the Closing Date and labeling materials in accordance with clause (iii) above shall constitute prima facie evidence of Seller's compliance with its obligations pursuant to clause (ii)(x) above.

     (b) Not interfere with Buyer's relationship after the Closing with customers of the Business under any Contract or in any manner induce, or attempt to induce, any such customer (i) to terminate such Contract, (ii) to reduce the amount of business that any such customer does with Buyer pursuant to such Contract or (iii) to substitute for HI TCAS Products any products of Seller's Continuing TCAS Business that a customer is required to purchase under its Contract;

     (c) Except as otherwise provided in the Supply Agreement, refer directly and promptly to Buyer all oral and written inquiries concerning, or orders for, HI TCAS Products and services relating to HI TCAS Products that Seller or its Affiliates receive in their order entry system, including, through customer service representatives and customer support marketing representatives, from customers or prospective customers, whether such inquiries relate to HI TCAS Products on a stand-alone basis or as part of an avionics package. Seller shall prepare and deliver to each of its telephone operators at Seller's facilities that support the Business on the date hereof, and each of its customer service representatives and customer support marketing representatives for HI TCAS products written instructions concerning the handling of such inquiries in a form consistent with that provided in writing to Seller by Buyer. Such instructions shall provide for (i) all telephone inquiries to be immediately referred to a representative of Buyer whose name and telephone number Buyer will provide to Seller (and which Buyer may change from time to time) and (ii) all written inquiries to be forwarded as soon as practical, but no longer than 48 hours after receipt thereof, to a representative of Buyer whose name and address Buyer will provide to Seller and responded to with a form response prepared by Buyer. The obligation described in this paragraph shall survive the Closing (i) for two years with respect to inquiries about HI TCAS Product sales and (ii) as long as reasonably necessary with respect to inquiries concerning product support or repair for HI TCAS Products.

     (d) For a period of four years from the Closing, in any sale of, or proposal to sell, avionic products and TCAS products other than HI TCAS Products together as part of the same bundle of products, to offer a good faith price for, such TCAS product separately from the other components of such bundle and not increase the price of the remaining portion of the bundle if the customer elects to purchase an HI TCAS Product component in substitution for the product offered by Seller. If a customer requests alternate sources for any TCAS products included in the bundle of products, Seller will identify Buyer as an alternative source for that product in its bundled offering and will give Buyer notice that it is doing so.

     (e) Seller's Continuing TCAS Business shall offer, and shall cause its authorized dealers to offer, software upgrades or other products regarding (i) the conversion of Mode C transponders to Mode S transponders and (ii) the interface between other avionics products of Seller and TCAS systems to customers for HI TCAS Products on terms and conditions no less


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favorable than they offer such software upgrades and other products to similarly situated customers of TCAS Products of Seller's Continuing TCAS Business.

     SECTION 9.12. Buyer's References to the Business. For a period of two years from and after the Closing Date, Buyer shall be free to identify the Business in advertisements, brochures, technical and marketing proposals and other written materials as being the "former Honeywell TCAS business" or as having been the "Honeywell TCAS business" prior to the Closing. Thereafter, Buyer shall not use such phrases or similar phrases in such materials or otherwise in advertising or promoting, or soliciting orders for, the Business. Nothing in this Section 9.12 shall prohibit Buyer from making the factual representation, for purposes other than advertising and promotion, that, prior to the Closing, the Business was the TCAS business that Seller owned and operated. Buyer shall not, in any reference permitted by this Section, use the "Honeywell" logotype (or any confusingly similar mark) in its business.

     SECTION 9.13. Use of Seller Aircraft. For a period of five years from and after the Closing Date, Seller shall make available to Buyer access to, and use of, the aircraft and aircrews Seller uses for testing HI TCAS Products (or suitable and at least equivalent replacement aircraft) for testing of the HI TCAS Products in the same manner as they are currently made available to the Business. A summary of the amount, cost and terms and conditions of use of such aircraft are set forth in Schedule 9.13. The parties agree that the prices charged by Seller for the use of such aircraft shall be sufficient to cover Seller's reasonable estimate of its actual costs and, if applicable, consistent with the prices Seller would charge to an Affiliate, in each case without taking into account any profit margin or projected savings from increased efficiency. Buyer shall schedule its use of such aircraft with Seller's flight operations department. The parties acknowledge that disruptions in Buyer's scheduled use of the aircraft can materially and adversely affect Buyer's performance of its obligations to its customers. Therefore, if Seller's aircraft are not made available for Buyer's use when scheduled for reasons other than events or causes outside of Seller's control (such as adverse weather or the sickness of necessary members of the aircrew), Seller will make available suitable substitute aircraft at the same cost and otherwise on the same conditions as set forth on Schedule 9.13. If Seller fails to make aircraft available to Buyer in accordance with the foregoing, Seller shall be liable to Buyer for Buyer's actual cost for leasing substitute aircraft equivalent to Seller's aircraft.

     SECTION 9.14. New Contracts. Seller will use commercially reasonable efforts:

     (a) to maintain in effect, at the same price and on the other terms and conditions that were used in Seller's approved operating cost budget for the Business for fiscal year 2000, the existing agreement between Seller and Solectron for the provision by Solectron to the Business of circuit card assembly and other services regardless of whether similar services to other business units of Seller under the existing agreement between Seller and Solectron are terminated;

     (b) to assist Buyer in locating and in negotiating and consummating an agreement between Buyer and a Person who can provide Buyer's requirements for repair and overhaul services for TCAS products outside of the United States in the event that any of the Persons providing such services to the Business on the Closing Date terminates its Contract within two years following the Closing Date; and

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     (c) to maintain in effect, at the same price and on the other terms and conditions that were used in Seller's operating cost budget for the Business for fiscal year 2000, the existing agreement between Seller and EFTC for the provision by EFTC to the Business of circuit card assembly and other services regardless of whether similar services to other business units of Seller under the existing agreement between Seller and EFTC are terminated.

     SECTION 9.15. Certain Other Matters. Promptly following the Closing, Seller shall notify its employees of the sale of the Business pursuant to this Agreement, and shall inform them that the disclosure or use of the Business Intellectual Property Assets by Seller and its Affiliates is restricted pursuant to the terms of this Agreement and the Intellectual Property Agreement.

     SECTION 9.16. Relocation of the Business. Buyer covenants that it shall not relocate the portion of the Business located in Phoenix, Arizona on the Closing Date more than thirty (30) miles from its current location at any time within five (5) years from the Closing Date.

     SECTION 9.17.             Post-Closing Warranty Expense.

     (a) In the event that a customer who has purchased from Seller a TCAS product manufactured by Seller on or prior to the Closing Date makes a claim against Buyer for repair or service pursuant to Seller's product warranty for such product (a "Warranty Claim"), Buyer (or, at Buyer's request, Seller, as Buyer's agent under the Services Agreement) shall perform such repair or service. Warranty Claims shall be validated on a basis consistent with the past practices and written warranty policies of the Business as of the Closing Date. Any such Warranty Claim that is so validated is referred to herein as a "Valid Claim".

     (b) Buyer (or, at Buyer's request, Seller as Buyer's agent under the Services Agreement) shall perform all warranty repairs and services in respect of Valid Claims at its cost. Buyer shall be responsible for the first $3 million of such warranty costs with respect to Valid Claims and Seller shall reimburse Buyer promptly upon receipt of Buyer's invoice for any excess of such warranty costs above the first $3 million incurred between the Closing Date and the earlier of (i) the fifth anniversary of the Closing Date and (ii) the expiration of the warranty period for all TCAS products manufactured on or prior to the Closing Date. If the aggregate amount of all such warranty costs incurred by Buyer during the five-year period referred to in the previous sentence is less than $3 million, Buyer shall reimburse Seller for the shortfall promptly following the end of such period.

     (c) If a Warranty Claim is determined not to be a Valid Claim, Buyer may, in its sole discretion, elect (or instruct Seller as its agent under the Services Agreement) to perform the repairs or services at its own cost. In such event, such costs shall (i) not be charged against the $3 million threshold nor
(ii) be subject to reimbursement by Seller if the amount of warranty costs exceeds $3 million.

     (d) No more often than once annually, Seller shall have the option to review the warranty practices of Buyer. Any Warranty Claim presented shall be presumed to be a Valid Claim unless the invalidity of such claim is demonstrated by Buyer's written warranty records which Buyer shall create and maintain consistent with past practice.

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     SECTION 9.18. Manufacture and Supply of HI TCAS Products. Nothwithstanding
any limitation as to the term of manufacturing services set forth in the Services Agreement, until such time as Buyer shall obtain appropriate certifications from the Federal Aviation Administration to manufacture the HI TCAS Products, Seller shall manufacture such HI TCAS Products on Buyer's behalf and supply such HI TCAS Products to Buyer on the economic terms set forth in the Services Agreement.

                                    ARTICLE X
                       PENSION, EMPLOYEE AND UNION MATTERS

     SECTION 10.1. Scope of Article. This Article X contains the covenants and agreements of the parties with respect to (a) the status of employment of the Employees employed as of the Closing Date upon the sale of the Business to Buyer, and (b) the employee benefits and employee benefit plans provided or covering such Employees. Nothing herein expressed or implied confers upon any Employee of Seller any rights or remedies of any nature or kind whatsoever under or by reason of this Article X, including, without limitation, any right of any Transferred Employee to employment with Buyer for a specified period of time.

     SECTION 10.2. Employment.

     (a) Employment. Buyer shall offer employment, effective as of the Closing Date, to the employees of Seller identified on Schedule 10.2(a) (the "Employees") who remain employed by Seller on the Closing Date and who are not then absent from work due to long-term disability, unless Buyer notifies Seller of its decision not to offer employment prior to Closing. Buyer and Seller acknowledge that any Employees identified on Confidential Attachment A who are not identified on Schedule 10.2(a) have been intentionally omitted therefrom and Buyer does not intend to offer employment to such Employees. Buyer shall use its best efforts to expedite and conclude the offer process at least two to five days prior to Closing. In the event that, as a result of Employees declining to accept employment with Buyer, Buyer will have insufficient Transferred Employees to operate the Business as Seller operates it on the date hereof, Seller will cooperate with Buyer in identifying and making available for employment by Buyer sufficient additional employees of Seller to enable Buyer to operate the Business as Seller operates it on the date hereof as provided in the Supplemental Agreement. All Employees who accept such offer of employment (other than Non-U.S. Transferred Employees shall be referred to herein as "Closing Date Transferred Employees". In addition, Buyer may offer employment effective as of any date within 6 months after the Closing Date to any Employee who is not offered employment by Buyer effective as of the Closing Date. All Employees who accept such an offer of employment by Buyer shall be referred to herein as "Post-Closing Transferred Employees". Closing Date Transferred Employees and Post-Closing Date Employees are collectively referred to herein as "Transferred Employees."

     (b) Transferred Employees. Transferred Employees are entitled to the benefits of the provisions of this Section 10.2(b) and Section 10.3. Employees who are offered but decline employment with Buyer, but who later become employed by Buyer will not be entitled to the benefits of such provisions and such Employees will be entitled only to such terms and conditions of employment with Buyer as they and Buyer may negotiate.

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          (1) Schedule 10.2(b)(1) identifies those Employees who are employed outside of the United States. The terms hereunder relating to such Employees are set forth in Section 10.2(e) below.

          (2) Provided they remain employed by Buyer, Buyer shall provide Transferred Employees other than those Employees listed on Schedule 10.2(b)(1), for a period of at least 12 months after the Closing Date, with a salary or wage rate, including the timing of merit pay increases and the payment of overtime to certain Transferred Employees who would otherwise be exempt from overtime requirements under applicable law that is not less favorable and benefits (other than any stock-based plans or benefits relating to equity securities or their equivalent, such as phantom stock plans or stock appreciation rights) that are, in the aggregate, comparable to or greater than those provided as of the date hereof. Buyer will offer initial employment to each Transferred Employee in substantially the same job with substantially the same job responsibilities but will have the right to make changes in such employment subsequently. Nothing in this Agreement shall limit Buyer's right to terminate the employment of any Transferred Employee at any time.

          (3) If Buyer terminates the employment of any Transferred Employee within 12 months after the Closing Date, Buyer shall pay such Transferred Employee a severance benefit that shall in no event be less than, or paid later than, the severance benefit, if any, to which such Transferred Employee would have been entitled if Seller's severance plan, as in effect as of the date hereof, applied to such termination of employment. For purposes of this Section 10.2(b)(2), service with both Seller and Buyer shall be taken into account in computing the amount of such benefit. Notwithstanding the preceding two sentences, Seller shall be solely responsible for and shall pay any amounts as required to be paid by Seller under the Consent Decree in respect of Transferred Employees other than liabilities assumed by Buyer upon the transfer of assets in respect of credited service pursuant to Section 10.3(e) hereof.

          (4) Following the Closing Date, Buyer shall provide all Transferred Employees with life insurance, medical coverage, dental, vision, prescription drugs and other employee welfare benefit plans (within the meaning of Section 3(1) of ERISA), on a basis substantially comparable in the aggregate to those provided to Transferred Employees on the date hereof; provided however, that except as provided in Section 10.2(f) hereof Buyer shall not be required to provide any of the Transferred Employees with any stock-based plans or benefits relating to equity securities (or their equivalent, such as phantom stock plans or stock appreciation rights). Buyer shall assume liability for all deferred compensation, supplemental and excess pension and savings benefits, bonus amounts, normal and enhanced severance benefits, and relocation benefits in respect of Transferred Employees who are employees of the Business to the extent accrued on the Statement of Net Assets of the Business as of the Closing Date. Buyer shall assume the stay-on bonus agreements for Transferred Employees listed on Schedule 10.2(b)(4); provided, however, that Seller shall reimburse Buyer for any payments made under


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     such agreements with respect to any Transferred Employee who voluntarily terminates employment with Buyer within one year after the Closing Date.

          (5) Except as otherwise provided for under the Services Agreement, at no time prior to or subsequent to the Closing Date shall Buyer offer or provide any financial or other incentive to any Transferred Employee to elect COBRA continuation coverage under any group health plan of Seller or its Affiliates.

     (c) Seller agrees to use reasonable efforts to facilitate the transition to employment with Buyer of Employees to whom Buyer offers employment. Such reasonable efforts shall include, to the extent permitted by applicable law, affording Buyer reasonable opportunities to review employment and personnel records of Employees, to discuss with Employees terms and conditions of employment with Buyer and to distribute to the active Employees forms and documents relating to employment with Buyer.

     (d) Leased Employees. Attached hereto as Schedule 10.2(d) is a list of all leased employees disclosed on Confidential Attachment A ("Leased Employees"). To the extent such Leased Employees are providing services to the Business on the Closing Date, Buyer may, at its sole discretion and to the extent assignable, assume the leasing agreements governing the Leased Employees. Seller shall cooperate in obtaining the required assignments.

     (e) Non-U.S. Transferred Employees. Subject to the last sentence of Section 10.2(b)(2), Buyer shall assume the employment agreements or terms and conditions of employment of those Employees listed on Schedule 10.2(b)(1) and those made available for employment pursuant to the Supplemental Agreement who are employed outside the United States and who are given offers of employment by Buyer and accept employment with Buyer ("Non-U.S. Transferred Employees"). Buyer shall provide the Non-U.S. Transferred Employees with a pension plan that is comparable (including any ancillary life insurance benefits provided as part of, or incidental to, such pension plan) to the pension scheme in which they participate at Closing. To the extent Buyer can, and choose to, assume Seller's obligation under an existing pension scheme, Seller shall cooperate in effecting that assumption.

     (f) Options in Buyer's Securities. The most senior executive and other key employees, as selected in Buyer's discretion, who are Transferred Employees, shall receive options to purchase Buyer's equity securities.

     SECTION 10.3. Pension Plans.

     (a) Seller shall amend the Honeywell Retirement Benefit Plan ("Pension Plan") to fully vest all Closing Date Transferred Employees who are participating in the Pension Plan in their accrued benefits as of the Closing Date. Buyer shall assume the liabilities and obligations as of the Closing Date of Seller for the accrued benefits of all Closing Date Transferred Employees under the Pension Plan including the provision of additional service credit to such Transferred Employees in accordance with Section 10.3(e) hereof. Buyer shall have established as of the Closing Date, or shall establish as soon as practicable after the Closing Date, a tax-qualified defined benefit pension plan or plans which shall discharge the pension obligations of Buyer set forth in this Section ("Buyer's Plan"). Buyer's Plan shall credit all service with Seller for


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purposes of the eligibility, participation, vesting and benefit accrual requirements under Buyer's Plan. As soon as practicable after the Closing Date, Seller shall cause a transfer from Seller's Pension Plan to Buyer's Plan of the pension liabilities and obligations being assumed by Buyer and of the assets, as calculated below.

     (b) The assets to be transferred from Seller's Pension Plan to Buyer's Plan shall be an amount equal to the "projected benefit obligation," within the meaning of Financial Accounting Standard No. 87 ("PBO"), as of the Closing Date attributable to the Closing Date Transferred Employees under Seller's Pension Plan with adjustments described below. Seller's actuary shall calculate the transfer amount (the "Transfer Amount") by applying the assumptions, methods and methodologies listed on Schedule 10.3(b) and other actuarial assumptions and methodologies used in the ordinary course in the preparation of Seller's 1998 corporate annual report not inconsistent with those listed in Schedule 10.3(b); provided, however, that the interest rate used in such calculation shall be 7.75%. Notwithstanding any provision herein to the contrary, the transfer amount shall be subject to the applicable requirements of Sections 414(l) and 401(a)(12) of the Code. In the event that the applicable requirements of Sections 414(l) and 401(a)(12) of the Code require that an amount in excess of the PBO attributable to the Closing Date Transferred Employees covered by one of Seller's Pension Plan be transferred to Buyer's Plan, then the amount to be transferred from the other Seller's Pension Plan shall be reduced by such excess amount provided that such other transfer or transfers meet the applicable legal requirements of Code Sections 414(l) and 401(a)(12). The amount as so determined shall be adjusted for investment earnings at the short term investment fund rate earned by Seller's Pension Plan (the "Earnings") for the period between the Closing Date and the actual dates of transfer (see below in Section 10.3(c)) and reduced by the amount of any benefit payments to Closing Date Transferred Employees and a proportional share of investment and administrative expenses relative to asset values for such period (see below in Section 10.3(c)). The amount of assets caused to be transferred pursuant to this Section shall be calculated by Seller's actuary, and shall be subject to review by Buyer's actuary for the sole purpose of confirming that the calculation was made in accordance with this Section. In the event that Buyer's actuary does not agree that the calculation by Seller's actuary was made in accordance with this Section, the determination of the amount to be transferred pursuant to this Section shall be made by a third, nationally recognized actuarial firm selected by Seller's and Buyer's actuaries (the cost of which shall be borne equally between Seller and Buyer), and the determination of such third actuary as to the amount to be transferred shall be binding and conclusive upon the parties hereto. The transfer of assets from Seller's Pension Plan to Buyer's Plan shall be made in cash pursuant to Section 10.3(c). The parties shall file any necessary IRS Forms 5310-A with respect to such transfer. Services performed by Seller for Buyer relating to pension plan administration pursuant to the Services Agreement shall be required only to the extent that Buyer's Plan provides materially similar benefits, distribution option and retirement eligibility thresholds to those provided under Seller's Plan.

     (c) All transfers from the Pension Plan to Buyer's Plan shall be made in accordance with the provisions of this Section 10.3(c). As soon as is administratively practical, but in no event later than 45 days following the Closing Date, and conditioned upon Seller having been provided evidence reasonably satisfactory to it that Buyer has established a trust (or trusts) to hold the assets of Buyer's Plan and that Buyer's Plan is qualified under Section 401(a) of the


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Code and the trusts holding assets of Buyer's Plan are tax exempt under Section
501(a) of the Code ("Initial Transfer Date"), Seller shall cause Seller's Pension Plan trust to make an initial transfer of assets in cash equal to 85% of the amount reasonably estimated by Seller in good faith to be equal to the Transfer Amount (the "Initial Transfer Amount"). In addition, prior to the Initial Transfer Date Seller shall provide Buyer with evidence reasonably satisfactory to Buyer that the Pension Plans remain qualified under Section 401(a) of the Code. As soon as practicable after the final determination of the amounts to be transferred ("True-Up Date"), Seller shall cause a second transfer to be made in cash of the "True-Up Amount." The True-Up Amount shall be equal to the following amount:

     (Transfer Amount minus Initial Transfer Amount), minus benefit payments made to Transferred Employees since the Closing Date from the Pension Plans, adjusted for Earnings and a proportionate amount of expenses on the excess of the Transfer Amount over the Initial Transfer Amount from the Closing Date to the True-Up Date.

If the Initial Transfer Amount exceeds the Transfer Amount, as soon as practicable following such determination Buyer shall cause a transfer to be made to Seller's Pension Plan equal to the excess of the Initial Transfer Amount over the Transfer Amount, adjusted to reflect earnings at the short term investment fund rate earned by Buyer's Plan from the Initial Transfer Date until the date of transfer.

     (d) As soon as practicable after the end of the 6-month period following the Closing Date, or such date as Buyer and Seller agree, Seller shall amend Seller's Pension Plan to fully vest all Post-Closing Transferred Employees in their accrued benefits as of the end of such 6-month period and a transfer of assets and liabilities attributable to Post-Closing Transferred Employees shall be made from Seller's Pension Plan to Buyer's Plan in accordance with the provisions applicable to Closing Date Transferred Employees in Sections 10.3(b) and (c) above except that references to the Closing Date in such Sections shall be deemed to be references to the date that is 6 months after the Closing Date. Buyer shall assume the liabilities and obligations for accrued benefits of all Post-Closing Transferred Employees under Seller's Pension Plan as of the date of such transfer and Buyer's Plan shall credit all service with Seller for purposes of eligibility, participation, vesting and benefit accrual requirements under Buyer's Plan.

     (e) Commencing as of the Closing Date, or their date of hire if later, in addition to service credits to be accrued under the Buyer's Plan attributable to service with Buyer, Buyer shall concurrently credit Transferred Employees with additional service credits under the Buyer's Plan to the extent such service credits would have been earned by the Transferred Employees under the Seller's severance plan had the Transferred Employees been involuntarily terminated from the Seller without cause on the Closing Date or immediately prior to their date of hire with Buyer. For purposes of calculating the amount of the Transfer Amount, the Seller's actuary shall take into account this additional credited service.

     SECTION 10.4. Savings Plans.

     (a) Seller shall amend the Honeywell Savings and Stock Ownership Plan ("Seller's Savings Plan") to provide that Closing Date Transferred Employees shall fully vest in their


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Seller's Savings Plan accounts (the "Accounts") as of the Closing Date. As promptly as practicable following the Closing Date, Seller and Buyer shall arrange for the transfer of the Accounts and the corresponding liabilities and obligations with respect to Closing Date Transferred Employees from Seller's Savings Plan to one or more tax-qualified plans established by Buyer which provide benefits and payment options substantially equivalent to the benefits available under the applicable Seller's Savings Plan ("Buyer's Savings Plans"). Buyer's Savings Plans shall credit all service with Seller for purposes of the eligibility, participation, vesting and benefit accrual requirements of Buyer's Savings Plans and shall also (a) provide for tax-deferred contributions and (b) meet all requirements for a qualified cash or deferred arrangement under Section 401(k) of the Code. The transfer of assets from Seller's Savings Plan shall be made in cash, promissory notes representing participant loans and shares of Honeywell International Inc. common stock. Without limiting the generality of the foregoing, Buyer agrees to accept the transfer of such accounts in Honeywell International Inc. common stock to the extent invested in Honeywell International Inc. common stock, and, to the extent permitted by law for such reasonable period of time, not to exceed six months, to provide Transferred Employees with an election to retain Honeywell International Inc. common stock in their accounts under Buyer's Savings Plans or to dispose of such stock and have the proceeds reinvested in other investment alternatives offered under Buyer's Savings Plan. The parties shall file any necessary IRS Forms 5310-A with respect to such transfer. Prior to the transfer date, Buyer shall, to the reasonable satisfaction of Seller's counsel, present Seller with such evidence and information as is reasonably necessary to establish that the tax-qualified plan or plans established or to be established by Buyer to which the transfer or transfers described in this Section are to be made are in full force and effect and meet all the requirements for qualification under Sections 401(a) and 411(d)(6) of the Code and Seller shall, to the reasonable satisfaction of Buyer's counsel, present Buyer with such evidence and information as is reasonably necessary to establish that Seller's Savings Plan meet the requirements of Section 401(a) of the Code.

     (b) As soon as practicable after the end of the 6-month period following the Closing Date, or such earlier date as Buyer and Seller may agree, Seller shall amend Seller's Savings Plan to provide that Post-Closing Transferred Employees shall fully vest in their respective Accounts as of the end of such 6-month period and a transfer of Accounts and the corresponding liabilities and obligations with respect to Post-Closing Transferred Employees shall be made from Seller's Savings Plan to the applicable Buyer's Savings Plan in accordance with the provisions applicable to Closing Date Transferred Employees under
Section 10.4(a) above. Buyer's Savings Plans shall credit all service with Seller for purposes of the eligibility, participation, vesting and benefit accrual requirements of Buyer's Savings Plans.

     SECTION 10.5. Retiree Health and Life Insurance Benefits. Buyer shall, as of the Closing Date, assume all liabilities and obligations of Seller for the benefits payable or to become payable to all Transferred Employees and their beneficiaries under the medical benefit and life insurance benefit programs covering retired employees that are identified in Schedule 10.5.

     SECTION 10.6. Employee Welfare Plans. Buyer shall have established as of the Closing Date, or shall establish after the Closing Date in accordance with the terms of the Service Agreement, plans or programs to provide medical and life insurance, disability,


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severance, vacation and other welfare benefits, including plans or programs to discharge the obligations of Buyer as set forth in Section 10.5. The plan or plans established by Buyer shall (a) credit all service with Seller for all purposes under the new plans, including eligibility, participation and benefit entitlement, (b) waive any pre-existing condition limitation or exclusion, and
(c) credit all payments made for healthcare expenses during the current plan year for purposes of deductibles, co-payments and maximum out-of-pocket limits.

     SECTION 10.7. Severance and WARN Act Liability. Seller shall pay and be responsible for all liability, cost or expense for severance, termination indemnity payments, salary continuation, special bonuses and like costs under Seller's severance pay plans, policies or arrangements, with respect to any of the Employees that arise from or relate to the transactions described in or contemplated by this Agreement, or that arise under Seller's severance plans other than from the subsequent termination of employment by Buyer after the Closing Date. Buyer agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from Buyer's failure to comply after the Closing Date with the WARN Act, and the regulations thereunder, in connection with any termination of Transferred Employees or for any action by Buyer taken after the Closing Date which causes the WARN Act to apply in connection with any termination of Transferred Employees. Seller agrees to pay and be responsible for all liability, cost, expense and sanctions resulting from any action taken by Seller in connection with, on, prior to or after the Closing Date with regard to any site of employment, facility, operating unit or employee affected by this Agreement which action by itself causes the WARN Act to apply.

     SECTION 10.8. Health Care Continuation Coverage. Seller agrees to provide continuation coverage required by Section 4980B of the Code or Sections 601 through 608 of ERISA ("COBRA") under any Seller group health plan with respect to Employees and their covered beneficiaries who are entitled to COBRA coverage and to pay and be responsible for all liability, cost, expense, taxes and sanctions under Section 4980B of the Code, and interest and penalties imposed upon, incurred by, or assessed against Buyer or Seller that arise by reason of or relate to any failure by any Seller group health plan to comply with the health care continuation coverage requirements of COBRA.

     SECTION 10.9. Post-Closing Retirees. If Buyer's period to consider an offer of employment made pursuant to Section 10.2(a) extends beyond the Closing Date, an Employee who, as of the Closing Date, is eligible to retire under Seller's Pension Plan may elect to retire from Seller effective as of a date after the Closing Date and prior to acceptance of employment with Buyer. An Employee who makes such an election to retire from Seller (a "Post-Closing Retiree") and accepts an offer of employment from Buyer pursuant to Section 10.2(a) shall be treated as a Transferred Employee for purposes of this Agreement, except that

     (a) Notwithstanding anything in Section 10.3 to the contrary, (i) Buyer shall not assume any liabilities or obligations of Seller's Pension Plan with respect to Post-Closing Retirees; (ii) Buyer's Plan shall not be required to credit the service with Seller of any Post-Closing Retiree for purposes of the benefit accrual requirements of Buyer's Plan; and (iii) there shall be no transfer of pension assets or liabilities from Seller's Pension Plan to Buyer's Plan with respect to Post-Closing Retirees (and the amount of assets to be transferred from Seller's Pension Plan to Buyer's Plan pursuant to Section 10.2 shall be calculated only with respect to Transferred Employees other than Post-Closing Retirees);

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     (b) Notwithstanding anything in Section 10.4 to the contrary, (i) Buyer shall not assume any liabilities or obligations of Seller's Savings Plan with respect to Post-Closing Retirees; (ii) Buyer's Savings Plans shall not be required to credit the service with Seller of any Post-Closing Retiree for purposes of the benefit accrual requirements of Buyer's Savings Plans; and (iii) there shall be no transfer of accounts or corresponding liabilities from Seller's Savings Plan to Buyer's Savings Plans with respect to Post-Closing Retirees; and

     (c) Notwithstanding anything in Section 10.5 to the contrary, Buyer shall not assume liabilities and obligations of Seller for the benefits payable or to become payable to Post-Closing Retirees and their beneficiaries under the medical and life insurance benefit programs covering retired employees that are identified in Schedule 10.5 ("Seller Retiree Welfare Plans"). The medical and life insurance plan coverage provided to Post-Closing Retirees after the Closing Date as active employees of Buyer (including any such coverage provided by Seller pursuant to the Services Agreement) shall be primary to coverage provided by Seller Retiree Welfare Plans.

     SECTION 10.10. Support Employees. In accordance with the Consent Decree, Buyer shall have reasonable access to technical, sales, production and administrative employees of the Business who are not listed on Schedule 10.2(a) or Confidential Attachment A ("Support Employees") under terms and conditions more fully described in Section 13.18(g). It is expressly agreed and understood by the parties hereto that the Support Employees (i) are Seller's employees,
(ii) are not part of Confidential Attachment A, and (iii) are not subject to the Consent Decree's restrictions on continued employment with Seller if Buyer makes any such Support Employee an offer of employment.

                                   ARTICLE XI
                           TERMINATION AND ABANDONMENT

     SECTION 11.1. Termination. This Agreement may be terminated at any time prior to or on the Closing Date:

     (a) by mutual written consent of Buyer and Seller;

     (b) by either Buyer or Seller, if the Closing has not occurred (other than (i) through the failure of any party seeking to terminate this Agreement to comply fully with its obligations or (ii) the failure to satisfy the condition in the second sentence of Sections 7.4 and 8.4 and Section 13.18(a)) on or before February 29, 2000 or such later date as Buyer and Seller may agree upon; provided, however, that in the case of the foregoing clause (ii), such termination right shall apply if such conditions are not satisfied on or before March 15, 2000;

     (c) by either Buyer or Seller upon written notice to the other if such other party or its Affiliate if there shall be in effect any Legal Requirement that prohibits the consummation of the Closing or if the consummation of the Closing would violate any order, decree or judgment of any court or Governmental Body having jurisdiction over the transactions contemplated hereby;

     (d) by Buyer, if there has been a material violation or breach by Seller of any agreement, covenant, representation or warranty contained in this Agreement, and such violation or breach has not been waived by Buyer and continues without cure for a period of five days



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after Buyer notifies Seller of its intent to terminate this Agreement pursuant to this Section 11.1(d); or

     (e) By either Buyer or Seller if the first refusal right referred to in Sections 5.11 and 7.10 is exercised and Seller enters into an agreement to sell the Business to Thomson-CFS S.A. or any Affiliate thereof.

     (f) by Seller, if there has been a material violation or breach by Buyer of any agreement, covenant, representation or warranty contained in this Agreement, and such violation or breach has not been waived by Seller and continues without cure for a period of five days after Seller notifies Buyer of its intent to terminate this Agreement pursuant to this Section 11.1(f).

     SECTION 11.2. Effect of Termination. If this Agreement is terminated pursuant to Section 11.1, this Agreement and the Intellectual Property Agreement shall become void and of no further force and effect and neither of the parties hereto (nor their respective Affiliates, directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact or other Representatives) shall have any liability in respect of such termination except that the obligations contained in Sections 5.11, 11.2, 13.1, 13.3 and 13.11 shall survive such termination; provided, however, that if such termination is effected pursuant to Section 11.1(b), (c), (d) or (f) and the failure to consummate the transactions contemplated hereby was the result of any of the conditions to Closing having not been fulfilled by reason of the breach by either Buyer or Seller of their respective covenants, agreements, representations and/or warranties set forth in this Agreement or in any other Acquisition Agreement, the party having so breached shall remain liable to the other party for such breach.

                                   ARTICLE XII
                                 INDEMNIFICATION

     SECTION 12.1. Indemnity by Seller. Seller agrees to indemnify and hold harmless Buyer and its Affiliates and their respective directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact and other Representatives (collectively, "Buyer Indemnitees") from and against, and to reimburse Buyer Indemnitees on demand with respect to, any and all losses, damages, liabilities, claims, Taxes, costs and expenses, including reasonable attorneys', accountants' and experts' fees (collectively, "Losses"), incurred by Buyer Indemnitees by reason of or arising out of or in connection with (i) the breach of any of its or its Affiliate's representations or warranties contained herein or in any Acquisition Agreement, (ii) the failure of Seller or any Affiliate of Seller to perform any covenant or agreement required by any Acquisition Agreement to be performed by it, or (iii) the Excluded Liabilities.

     SECTION 12.2. Indemnity by Buyer. Buyer agrees to indemnify and hold harmless Seller and its Affiliates and their respective directors, shareholders, officers, employees, agents, consultants, attorneys-in-fact and other Representatives (collectively, "Seller Indemnitees") from and against, and to reimburse Seller Indemnitees on demand with respect to, any and all Losses incurred by Seller Indemnitees by reason of or arising out of or in connection with (i) the breach of any representation or warranty contained herein or in any Acquisition Agreement, (ii) the failure of Buyer or any Affiliate of Buyer to perform any agreement required by any Acquisition Agreement to be performed by it, (iii) the Assumed Liabilities, or (iv) any third party action, suit,


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claim, charge, complaint, proceeding or investigation to the extent arising out of or in connection with the operations of the Business by Buyer after the Closing Date, but excluding for purposes of this clause (iv) any such Losses to the extent arising out of (A) products or services sold, transferred, performed or otherwise provided by Seller or any of its Affiliates to or for the Business after the Closing Date, or any other actions taken by Seller or any of its Affiliates, pursuant to any Acquisition Agreement, (B) the operations of the Business on or prior to the Closing Date, (C) all actions or omissions of action by Seller or its Affiliates other than as described in the preceding clauses (A) and (B), and (D) all transactions, arrangements or agreements (including the sale of products or the performance of services) between Seller (or any of its Affiliates) and Buyer (or any of its Affiliates) other than pursuant to the Acquisition Agreements.

     SECTION 12.3. Tax Indemnification. Seller shall be responsible for, shall pay or cause to be paid, and shall indemnify and hold harmless Buyer Indemnitees from and against, any and all Taxes for or in respect of each of the following:

     (a) any and all Taxes with respect to any taxable period or a portion thereof ending on or before the Closing Date; and

     (b) any Taxes arising out of a breach of the representations and warranties contained in Section 3.7.

     SECTION 12.4. Indemnification Procedure.

     (a) Any party seeking indemnification hereunder (the "Indemnitee") shall notify the party liable for such indemnification (the "Indemnitor") in writing of any event, omission or occurrence which the Indemnitee believes has given or could give rise to Losses which are indemnifiable hereunder (such written notice being hereinafter referred to as a "Notice of Claim"). Any Notice of Claim shall be given promptly after the Indemnitee becomes aware of such event, omission or occurrence; provided, however, that the failure of any Indemnitee to give notice as provided in this Section 12.4 shall not relieve the Indemnitor of its obligations under this Section 12.4, except to the extent that the Indemnitor is actually prejudiced by such failure to give notice. A Notice of Claim shall specify in reasonable detail the nature and the particulars of the event, omission or occurrence giving rise to a right of indemnification to the extent known by or available to Indemnitee. The Indemnitor shall satisfy its obligations hereunder within thirty (30) days of its receipt of a Notice of Claim.

     (b) All costs and expenses incurred by the Indemnitor in defending any claim or demand shall be a liability of, and shall be paid by, the Indemnitor. Except as hereinafter provided, in the event that the Indemnitor notifies the Indemnitee within the 30-day period that it desires to defend the Indemnitee against such claim or demand, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings and shall have the sole power to direct and control such defense (including engagement of counsel in connection therewith). If any Indemnitee desires to participate in any such defense, it may do so at its sole cost and expense; provided, however, that such Indemnitee shall have the right to employ separate counsel to represent such Indemnitee in such defense, at the Indemnitor's expense, if (i) in such Indemnitee's reasonable judgment and on the advice of counsel, a conflict of interest between



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such Indemnitor and such Indemnitee exists with respect to such claim or demand, or (ii) the Indemnitor agrees to the retention of such counsel. So long as the Indemnitor is reasonably contesting any such claim or demand in good faith, the Indemnitee shall not pay or settle a claim or demand without the consent of the Indemnitor (unless the Indemnitee waives in writing any right to indemnity therefor). The Indemnitor may settle any claim or demand without the consent of the Indemnitee, provided that such settlement includes a full, unconditional and complete release of the Indemnitee, and provided also that no such settlement will, without the prior written consent of the Indemnitee, impose any obligation or restriction on the Indemnitee or any of its assets or businesses. So long as the Indemnitor is defending in good faith any such third party claim, demand, suit, action or proceeding, the Indemnitee shall at all times cooperate in all reasonable ways with, make its relevant files and records available for inspection and copying by, and make its employees reasonably available or otherwise render reasonable assistance to, the Indemnitor and shall be reimbursed for its reasonable out-of-pocket expenses related thereto. In the event that the Indemnitor fails to timely defend, contest or otherwise protect against any such third party claim, demand, suit, action or proceeding, the Indemnitee, at the Indemnitor's expense, shall have the right, but not the obligation, to defend, contest, assert crossclaims or counterclaims, or otherwise protect against, the same and may make any compromise or settlement thereof and be entitled to all amounts paid as a result of such third party claim, demand, suit or action or any compromise or settlement thereof.

     (c) The Indemnitor, following receipt of any notice from any Indemnitee requesting reimbursement for a Loss (which notice documents in reasonable detail the Loss or portion thereof by the Indemnitee) shall promptly and in any case within 30 days of receipt provide such reimbursement, unless and only to the extent that the Indemnitor disputes in good faith its indemnity obligation with respect to such Loss.

     (d) Each Indemnitee shall reasonably cooperate in complying with any applicable foreign, federal, state or local laws, rules or regulations or any discovery or testimony necessary to effectively carry out the Indemnitor's obligations hereunder. Such Indemnitee shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection with such compliance.

     SECTION 12.5. Limitations. Anything to the contrary contained herein notwithstanding, (a) neither party shall assert any claim against the other for indemnification (not including indemnification for breach of Section 3.7 hereof) hereunder with respect to any inaccuracy or breach of any representations or warranties herein and in the other Acquisition Agreements unless and until the amount of such claim or claims shall exceed $1,000,000 calculated on a cumulative basis and not a per item basis, and then only in respect to the excess over said $1,000,000; and (b) neither party shall be entitled to recover from the other more than 50% of the Cash Purchase Price, as adjusted, with respect to all claims for indemnity with respect to any inaccuracy or breach of any warranties or representations.

     SECTION 12.6. Indemnification Sole Remedy. The parties shall only be liable to indemnify each other for actual damages and neither party shall be liable for any special, incidental, consequential or punitive damages (collectively, "Special Damages") hereunder including, without limitation, lost profits; provided, however, that Special Damages shall be indemnifiable in accordance with the applicable provisions of the Acquisition Agreements to the


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extent owed by Buyer or Seller, as the case may be, to a third party. The indemnification provided under this Article XII and elsewhere in this Agreement and the other Acquisition Agreements shall constitute the parties' sole remedy for any and all breaches of the Acquisition Agreements, (i) except in the case of fraud or criminal misconduct and (ii) except for any equitable remedies provided for in the Acquisition Agreements.

                                  ARTICLE XIII
                                  MISCELLANEOUS

     SECTION 13.1. Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement agrees to pay, without right of reimbursement from the other party, the costs incurred by it incident to the performance of its obligations under this Agreement and the consummation of the transactions contemplated hereby including, without limitation, costs incident to the preparation of this Agreement, and the fees and disbursements of counsel, accountants and consultants employed by such party in connection herewith.

     SECTION 13.2. Public Announcements. Buyer and Seller shall consult with one another before issuing any press release or public announcement about the transactions contemplated by this Agreement and except as may be required by applicable Legal Requirements or the rules of any applicable securities exchange, no party shall issue any such press release or other public announcement without the prior consent of the other party.

     SECTION 13.3. Confidentiality. The Confidentiality and Non-Disclosure Agreement dated October 18, 1999, between Buyer and Seller will remain in full force and effect until the Closing shall have occurred, and all information received by Buyer, its Affiliates or Representatives prior to Closing relating to the Business, whether orally or in writing, shall be subject thereto. Such Confidentiality and Non-Disclosure Agreement shall terminate automatically with respect to the Business without any action of the parties upon the occurrence of the Closing. The confidentiality obligations of (a) Seller with respect to the Business, (b) the parties with respect to Business Intellectual Property Assets assigned or licensed under the Intellectual Property Agreement, and (c) proprietary information exchanged by the parties on or after Closing, shall be governed by the Intellectual Property Agreement.

     SECTION 13.4. Notices. All notices, consents, waivers, claims and other communications hereunder (each a "Notice") shall be in writing and shall be (a) personally delivered, (b) deposited, prepaid in a nationally established overnight delivery firm such as Federal Express, (c) mailed by certified mail, return receipt requested, or (d) transmitted by facsimile as follows:

As to Seller or Parent:    Honeywell International Inc.
                           101 Columbia Road
                           Morristown, NJ 07962
                           Attn: Senior Vice President and General Counsel
                           Fax No.:  (973) 455-4413


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    with a copy to:

                           Honeywell International Inc.
                           101 Columbia Road
                           Morristown, NJ 07962
                           Attn: Vice President, Corporate Development
                           Fax No.:  (973) 455-4847

As to Buyer:               L-3 Communications Corporation
                           600 Third Avenue
                           New York, NY 10016
                           Attn: Christopher C. Cambria, Esq.
                           Fax No.:  (212) 805-5494


    with a copy to:

                           Whitman Breed Abbott & Morgan, LLP
                           200 Park Avenue
                           New York, NY 10166
                           Attn: James P. Gerkis, Esq.
                           Fax No.:  (212) 351-3131

or to any other address which such party may have subsequently communicated to the other party by a Notice given in accordance with the provisions of this Section. Each Notice shall be deemed given and effective upon receipt (or refusal of receipt).

     SECTION 13.5. Survival. All statements, certifications, indemnifications, representations and warranties made hereby by the parties to this Agreement, and their respective covenants, agreements and obligations to be performed pursuant to the terms hereof, shall survive the Closing Date, and the representations and warranties made hereby by the parties shall terminate on the second anniversary of the Closing Date, except to the extent a party gives written notice to the other party of any breach thereof on or before the second anniversary; provided, however, that the representations and warranties contained in (a) Section 3.5 shall survive the Closing Date indefinitely, and (b) Sections 3.4, 3.7, 3.9,
3.10 and 3.12 shall survive the Closing Date until 90 days following the expiration of any statute of limitations (or extensions thereof) applicable to the matters described therein; provided further, however, that if notice of any claim for indemnification is given within the applicable survival period, the representations and warranties that are subject to such indemnification claim shall survive until such time as such claim is finally resolved.

     SECTION 13.6. Entire Agreement. This Agreement, the Exhibits and Schedules attached hereto, the Confidentiality and Non-Disclosure Agreement dated October 18, 1999 between Buyer and Seller and the other Acquisition Agreements contain every obligation and understanding between the parties relating to the subject matter hereof and merge all prior discussions, negotiations and agreement, if any, between them, and none of the parties shall be bound by any representations, warranties, covenants or other understandings, other than as expressly provided herein or therein.

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     SECTION 13.7. Waiver and Amendment. Any representation, warranty, covenant, term or condition of this Agreement which may legally be waived, may be waived, or the time of performance thereof extended, at any time by the party hereto entitled to the benefit thereof, and any term, condition or covenant hereto may be amended by the parties hereto at any time. Any such waiver, extension or amendment shall be evidenced by an instrument in writing executed on behalf of the appropriate party by a Person who has been authorized by such party to execute waivers, extensions or amendments on its behalf. No waiver by any party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such party's rights under such provisions at any other time or a waiver of such party's rights under any other provision of this Agreement. No failure by any party hereto to take any action against any breach of this Agreement or default by another party shall constitute a waiver of the former party's right to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other party.

     SECTION 13.8. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any Person other than the parties hereto, their respective successors and permitted assigns and the Indemnitees, any rights or remedies under or by reason of this Agreement.

     SECTION 13.9. Severability. In the event that any one or more of the provisions contained in this Agreement shall be declared invalid, void or unenforceable, the remainder of the provisions of this Agreement shall remain in full force and effect, and such invalid, void or unenforceable provision shall be interpreted as closely as possible to the manner in which it was written.

     SECTION 13.10. Headings and Interpretation. Titles and headings to articles and sections herein and titles to the Schedules are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any item or matter required to be disclosed on a particular Schedule to this Agreement shall be deemed to have been disclosed if it is disclosed to the extent required on another Schedule to this Agreement where it would be reasonably expected to appear. The inclusion of any item on a Schedule, which Schedule requires the listing of a "material" item, is not deemed to be an admission or representation that the included item is "material".

     SECTION 13.11. Governing Law and Jurisdiction. This Agreement shall be interpreted and construed in accordance with the laws of New York without giving effect to the principles of conflicts of laws thereof. Except where equitable relief is sought, neither party shall commence any Proceeding against the other party under any Acquisition Agreement unless and until the parties shall have attempted in good faith to settle the underlying dispute through negotiation or mediation for a period of not less than 30 days. Subject to the preceding sentence, each party agrees that any action, proceeding or claim it commences against the other party pursuant to any Acquisition Agreement shall be brought in either the courts of the State of New York, sitting in New York County, or the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in


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any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party. In any such suit, action or proceeding, each party waives, to the fullest extent it may effectively do so, personal service of any summons, complaint or other process and agrees that the service thereof may be made by certified or registered mail, addressed to such party at its address set forth in Section 13.4 hereof. Each party agrees that a final non-appealable judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding.

     SECTION 13.12. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that this Agreement may not be assigned by either party to any Person without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, either party may assign any of its rights and obligations under this Agreement, in whole or in part, to one or more wholly owned subsidiaries of such party. Any party so assigning this Agreement shall remain fully liable to the other party for the performance by any assignee of any obligation of such party so assigned. Any purported assignment in violation of this Section 13.12 shall be void.

     SECTION 13.13. Taxes. Any taxes in the nature of sales or transfer taxes, documentary stamps or similar taxes payable on the sale or transfer of all or any portion of the assets, properties, business or equity interests being transferred hereunder or the consummation of any other transaction contemplated hereby, shall be paid 50% by Seller and 50% by Buyer.

     SECTION 13.14. Bulk Transfer Laws. The parties hereby waive compliance by Seller with the provisions of any so-called "bulk sales law" or "bulk transfer law" of any jurisdiction in connection with the transactions contemplated by this Agreement. Seller shall indemnify and hold harmless Buyer Indemnitees from and against any and all Losses that may be asserted against Buyer Indemnitees as a result of any such non-compliance.

     SECTION 13.15. Attorneys' Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

     SECTION 13.16. WAIVER OF TRIAL BY JURY. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES, AND AGREES TO CAUSE EACH OF ITS SUBSIDIARIES TO WAIVE, AND COVENANTS THAT NEITHER IT NOR ANY OF ITS SUBSIDIARIES WILL ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER ACQUISITION AGREEMENTS OR THE SUBJECT MATTER HEREOF OR THEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.16 WITH ANY COURT AS WRITTEN


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EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL
BY JURY.

     SECTION 13.17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

     SECTION 13.18. Consent Decree. Buyer acknowledges that Seller is selling the Purchased Assets to Buyer pursuant to the Consent Decree and that the Consent Decree imposes certain obligations on Seller and Buyer in connection with such sale. Accordingly, the parties hereto hereby agree as follows, notwithstanding any other provision to the contrary in any Acquisition
Agreement:

     (a) Without limiting Sections 7.4 and 8.4 hereof, it shall be a condition to the parties' respective obligations under this Agreement that the DOJ and DOD, pursuant to the Consent Decree, shall have approved Buyer's purchase of the Purchased Assets hereunder. The aforesaid condition may not be waived by either party.

     (b) Buyer shall comply with the Consent Decree to the extent applicable to Buyer as the purchaser of the Purchased Assets.

     (c) Buyer shall reasonably cooperate with Seller in seeking the requisite approval of the DOJ and DOD referred to in paragraph (a) above, including, without limitation, (i) taking all action reasonably requested by Seller in order to facilitate and/or expedite such approval and (ii) providing the DOJ and DOD with all information they may request in connection therewith.

     (d) Neither the Consent Decree nor the Hold Separate Order, nor any events or circumstances arising thereunder or any actions taken in accordance therewith, shall (i) be deemed to have a Material Adverse Effect or (ii) constitute a breach by Seller of any of its agreements, representations or warranties contained in any Acquisition Agreement (including, without limitation, Sections 3.14 and 5.2 hereof).

     (e) Buyer and Seller acknowledge and agree that the terms of this Agreement and the other Acquisition Agreements are intended to convey, license or otherwise make available, as applicable, to Buyer the assets of the "TCAS Business", as described in the Consent Decree. Nothing herein or in any other Acquisition Agreement shall be deemed to convey, license or otherwise make available to Buyer the assets of any other "Divested Business" described in the Consent Decree.

     (f) Pursuant to Section IV.G of the Consent Decree, Seller hereby represents and warrants to Buyer (such representation and warranty to be deemed incorporated in Article III hereof) that the Business will be operational as of the time of transfer.

     (g) From and after the Closing Date, for a period not to exceed 18 months, Buyer shall have the right to reasonable access to the technical, sales, production and administrative employees of the "TCAS Business" (as defined in the Consent Decree), to the extent they are still employed by Seller. Such services shall be provided free of charge for the first six months


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following the Closing Date. Thereafter, the charges for such services shall be set by Seller at a rate sufficient to cover its reasonable estimate of its actual costs for providing such services and, if applicable, consistent with (but not greater than) the prices it would charge to an Affiliate.

                                   ARTICLE XIV
                                    GUARANTY

     SECTION 14.1. Guaranty. Parent hereby guarantees absolutely, unconditionally, and irrevocably to Buyer the following:

     (a) the full and prompt performance of all terms, covenants, conditions and agreements to be performed and observed by Seller and all other Seller Entities (as defined in the Services Agreement) under the Acquisition Agreements, as amended from time to time; and

     (b) the prompt payment of all amounts, including, without limitation any damages, costs and expenses which shall at any time be payable by Seller to Buyer (including any Buyer Indemnitee) pursuant to the Acquisition Agreements or any default by Seller or any Seller Entity thereunder.

     SECTION 14.2. No Modification. The liability of Parent hereunder shall in no way be affected, modified or diminished by reason that (a) any one or more of the obligations guaranteed hereby is changed, altered, renewed, extended, continued, surrendered, compromised, waived or released in whole or in part, (b) any default is waived, whether or not notice thereof is given to Parent or (c) Buyer delays in exercising its rights. Parent agrees that (i) the terms of any of the obligations guaranteed hereby may be amended by Seller and Buyer without the consent of Parent; (ii) Buyer may review or extend the payment date of any of such obligations without the consent of Parent; (iii) Buyer may refrain from acting or defer action following a default by Seller in performing any such obligation and, generally, may deal with Seller as Buyer may see fit; and Parent shall remain bound under this Article XIV notwithstanding any such change, alteration, renewal, extension, continuance, surrender, compromise, waiver or release.

     SECTION 14.3. Absolute Guaranty. This is an absolute, unconditional, present and continuing guaranty. Parent waives any right to require that any action be brought against Seller or any other Person; provided, that if performance of an obligation other than an obligation to make payment is sought to be enforced hereunder, demand for performance shall first have been made on Seller. Parent hereby expressly waives (a) notice of acceptance; (b) demand for payment; (c) notice of default and (d) all suretyship defenses.

     SECTION 14.4. No Effect of Assignment. This guaranty shall not be affected by any assignment of this Agreement by Seller or by Buyer.

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         IN WITNESS WHEREOF, each of the parties hereto has executed this Asset
Purchase Agreement the day and year first above written.

                                        HONEYWELL INC.



                                        By
                                           -------------------------------------
                                        Name:   Daniel K. Clift
                                        Title:  Director, Corporate Development



                                        L-3 COMMUNICATIONS CORPORATION



                                        By
                                           -------------------------------------
                                        Name:   Christopher C. Cambria
                                        Title:  Vice President, Secretary
                                                & General Counsel

Solely in respect of the Guaranty in Article XIV

HONEYWELL INTERNATIONAL INC.

By
   --------------------------------------
Name:    Daniel K. Clift
Title:   Director, Corporate Development